Execution Version

ASSET PURCHASE AGREEMENT
by and among
PBF HOLDING COMPANY LLC,
TORRANCE REFINING COMPANY LLC,
MARTINEZ REFINING COMPANY LLC,
DELAWARE CITY REFINING COMPANY LLC
and
AIR PRODUCTS AND CHEMICALS INC.
Dated as of April 17, 2020

EXHIBITS
Exhibit A	Bill of Sale, Assignment and Assumption Agreements
Exhibit B	Form of Easement Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Seller Group Release Agreement

SCHEDULES
Schedule 5.09(b)	Supply Agreement Economic and Other Terms
Schedule 6.03(d)	Form of Required Closing Opinion

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of April 17, 2020, is by and among PBF Holding Company LLC, a Delaware limited liability company (“Seller”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City Refining”), Martinez Refining Company LLC, a Delaware limited liability company (“Martinez Refining”), Torrance Refining Company LLC, a Delaware limited liability company (“Torrance Refining”) (each of Delaware City Refining, Martinez Refining and Torrance Refining is referred to herein as a “Selling Subsidiary” and, together as the “Selling Subsidiaries”), and Air Products and Chemicals Inc., a Delaware corporation (“Purchaser”).
WHEREAS, Delaware City Refining owns and operates one (1) Steam Methane Reformer (“SMR”) at its refinery located in Delaware City, Delaware;
WHEREAS, Martinez Refining owns and operates two (2) SMRs at its refinery located in Martinez, California;
WHEREAS, Torrance Refining owns and operates two (2) SMRs at its refinery located in Torrance, California;
WHEREAS, this Agreement sets forth the terms and conditions upon which Seller and its Subsidiaries will sell to Purchaser, and Purchaser will purchase from Seller and its Subsidiaries (the “Sale Transaction”), the SMR Facilities (as defined herein) and the other properties, interests, assets and rights comprising the Transferred Assets (as defined herein).
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.01Specific Definitions. As used in this Agreement, the following terms have the following meanings:
“AAA” has the meaning specified in Section 10.14(b).
“AAA Rules” has the meaning specified in Section 10.14(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.
“Assumed Employee Liabilities” has the meaning specified in Section 2.02(a)(v).
“Assumed Liabilities” has the meaning specified in Section 2.02(a).
“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) each other agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, seniority pay, holiday pay, fringe benefit or similar employee benefit plan, agreement, program or policy, whether or not subject to ERISA but, in each case, other than any of the foregoing that is statutorily required to be maintained by a Governmental Authority.
“Bill of Sale, Assignment and Assumption Agreements” means the bill of sale and assignment and assumption agreements substantially in the form of Exhibit A to be executed and delivered by Purchaser and one or more wholly-owned Affiliates of Purchaser (to the extent designated by Purchaser), Seller and/or the Selling Subsidiaries at the Closing.
“Books and Records” means, to the extent Seller and the Selling Subsidiaries are permitted to disclose such information to Purchaser under applicable Laws and subject to applicable confidentiality obligations, all books of account, records, files and invoices, including all production data, equipment maintenance data, manufacturing records, operating procedures or manuals, inventory records, quality control records and manuals, blueprints, drawings and specifications (including engineering drawings, plans, specifications and other documents related to capital improvements, “debottlenecks”, building and equipment expansions and modifications and other similar capital projects), research and development files, records and laboratory books, inspection processes, patent disclosures, environmental studies and plans, reports, Permit applications, compliance monitoring data, and any significant communications with relevant authorities or third parties regarding environmental, health, and safety matters, and any other records and data, in each case solely relating to, or solely used for the ownership and operation of the Transferred Assets and the SMR Employees; provided that Seller may redact from such Books and Records any information in such Books and Records that is not solely related to, or solely used for the ownership and operation of the Transferred Assets; and provided further that, to the extent any of the foregoing information or data is stored in electronic data files, the term “Books and Records” shall refer to such information or data files and not the underlying Software used to access or manipulate such information or data.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.
“CBA” means any labor agreements, collective bargaining agreements, or other labor-related agreements or arrangements with any labor union, labor organization, or employee-representative body to which any Seller Party or any of its Affiliates is a party or by which any of them is bound.

“Claim Notice” has the meaning specified in Section 9.04(a).
“Closing” means the closing of the transactions provided for in this Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Spare Parts” means such assets, which are Excluded Assets, which may reasonably be used as spare parts or replacement components or equipment in connection with any Transferred Asset and any Excluded Asset and have a value greater than $20,000. For the avoidance of doubt, (i) no asset which would not reasonably be used as a spare part or replacement component for or equipment in connection with any Transferred Asset shall constitute a Common Spare Part, (ii) no asset which is solely used as a spare part or replacement component for or equipment in connection with any Transferred Asset shall constitute a Common Spare Part and (iii) no asset which has a value of $20,000 or less shall constitute a Common Spare Part.
“Confidentiality Agreement” means the Confidential Information Agreement, dated as of September 18, 2019 between Seller and Purchaser.
“Consent” means any consent, waiver, approval, authorization, exemption, registration or declaration.
“Consent Decrees” has the meaning specified in Section 9.02(a)(v).
“Contracts” means all agreements, contracts, licenses, leases of real or personal property, indentures, mortgages, instruments, security interests, purchase and sale orders and other similar arrangements, commitments or understandings in each case, whether written or oral.
“Damages” has the meaning specified in Section 9.01(a).
“Delaware City Easement Agreement” means the easement agreement between Delaware City Refining and Purchaser substantially in the form attached as Exhibit B.
“Delaware City Easement Area” means that portion of the Delaware City Site in which Delaware City Refining will grant to Purchaser an easement pursuant to the Delaware City Easement Agreement.
“Delaware City Refining” has the meaning set forth in the Preamble.
“Delaware City Site” means the parcel of land owned by Delaware City Refining at 4550 Wrangle Hill Road in the City of Delaware City, County of New Castle, State of Delaware on which the Delaware City SMR, certain facilities of third parties and Delaware City Refining’s other facilities and improvements are located.
“Delaware City SMR” means the SMR, with an estimated capacity of 40 mmscfd of hydrogen and all other appurtenances solely related thereto as more particularly described in Section 2.01(a)(i) of the Seller Disclosure Schedule located at the Delaware City Site.

“Delaware City SMR Liability” has the meaning set forth in Section 9.06(a)(v)(1).
“Demand for Arbitration” has the meaning specified in Section 10.14(b).
“Direct Claim” has the meaning specified in Section 9.04(a).
“Dispute” has the meaning specified in Section 10.14(a).
“Easement Agreements” means the Delaware City Easement Agreement, the Martinez Easement Agreement, and the Torrance Easement Agreement.
“Easement Area” means the Delaware City Easement Area, the Martinez Easement Area, and the Torrance Easement Area.
“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Materials, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means all Laws (including common law), and Judgments relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental or safety provisions of Laws other than Environmental Laws (including the federal Occupational Safety and Health Act (“OSHA”), and any supernational, regional, state, local or provincial counterparts thereto).
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether not incorporated, that together with any Seller Party would be deemed a single employer within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Excluded Assets” has the meaning specified in Section 2.01(b).
“Excluded Inventory” means all other consumables, materials, supplies, work in process, spare parts, operating chemicals and catalysts, and other inventories that relate to or can be used in the operation of any SMR Facilities other than Inventory.
“Excluded Liabilities” has the meaning specified in Section 2.02(b).

“Excluded Taxes” means any Taxes imposed on or with respect to any member of the Seller Group or the Transferred Assets other than the Taxes described in Sections 2.02(a)(iii) and (iv).
“Fundamental Representation” means any of Sections 3.01 (Organization and Good Standing), 3.02 (Authorization), 3.03 (Binding Effect), 3.04 (No Violations), 3.06(a) (Title to Transferred Assets and Rights), 3.11 (Brokers and Finders), 3.16(b) (Labor Matters) and 3.18(a) (Real Property).
“Governmental Authority” means (i) any domestic or foreign national, supernational, regional, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, regulatory, administrative, judicial, public or statutory instrumentality, authority, body, agency, court, department, bureau or entity, or (ii) any arbitrator with authority to legally bind a party or any of its Affiliates.
“Hazardous Material” means any chemical, pollutant, contaminant, waste, toxic or hazardous substance or material, petroleum and petroleum products or by-products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, radon, per- and polyfluoroalkyl substance (including PFAs, PFOA, PFOS, Gen X and PFBs) or emerging contaminants of concern under Environmental Laws.
“Hire Date” means, with respect to a particular SMR Employee, the date, if any, on which such SMR Employee becomes employed by Purchaser or one or more of its Affiliates pursuant to an offer of employment made by Purchaser or one of its Affiliates pursuant to the Transition Services Agreement.
“Income Tax” means all Taxes computed in whole or in part based on or by reference to net income, capital, net worth or profit and any franchise, alternative minimum, accumulated earnings or personal holding company Tax, together with any interest, penalty and addition to Tax.
“Indemnified Party” has the meaning specified in Section 9.04.
“Indemnifying Party” has the meaning specified in Section 9.04.
“Injunction” means any order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order.
“Intellectual Property” means all intellectual property rights of any kind or nature, including all Trademarks; patents (including any registrations, continuations, continuations in part, renewals, reissues and applications for any of the foregoing); copyrights and copyrightable subject matter (including any registrations and applications for any of the foregoing); Software; and Trade Secrets.
“Inventory” means all consumables, materials, supplies, work in process, spare parts, operating chemicals and catalysts, and other inventories that are solely related to, or solely used for, the operation of any SMR Facility.
“Judgments” means any judgments, injunctions, orders, writs, rulings or awards of any court or other judicial authority or any Governmental Authority of competent jurisdiction.

“Knowledge” or “knowledge” means, with respect to Seller, actual knowledge of those persons listed in part A of Section 1.01 of the Seller Disclosure Schedule, and with respect to Purchaser, actual knowledge of those persons listed in part A of Section 1.01 of the Purchaser Disclosure Schedule, in each case after having made due inquiry of those persons in the respective organizations having responsibility in the areas of the matters covered by this Agreement which are indicated to be to such party’s knowledge.
“Laws” means any supernational, regional, federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order or decree.
“Liability” means any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due relating to or arising out of the ownership or operation of the Transferred Assets.
“Liens” means any and all liens, mortgages, charges, pledges, security interests, or other encumbrances of any nature whatsoever.
“Martinez Easement Agreement” means the easement agreement between Martinez Refining and Purchaser substantially in the form attached as Exhibit B.
“Martinez Easement Area” means that portion of the Martinez Site in which Martinez Refining will grant to Purchaser an easement pursuant to the Martinez Easement Agreement.
“Martinez Refining” has the meaning set forth in the Preamble.
“Martinez Site” means the parcel of land owned by Martinez Refining at 3485 Pancheco Boulevard in the City of Martinez, County of Contra Costa, State of California on which the Martinez SMRs, certain facilities of third parties and Martinez Refining’s other facilities and improvements are located.
“Martinez SMR-1 Liability” has the meaning set forth in Section 9.06(a)(v)(2).
“Martinez SMR-2 Liability” has the meaning set forth in Section 9.06(a)(v)(3).
“Martinez SMRs” means the SMRs with respective estimated capacities of 42 mmscfd and 60 mmscfd of hydrogen and all other appurtenances solely related thereto as more particularly described in Section 2.01(a)(i) of the Seller Disclosure Schedule located at the Martinez Site.
“Material Adverse Effect” means a change, event, development, circumstance or condition, that has or would reasonably be expected to have a material adverse effect on (i) the Transferred Assets or the ownership and operation of the Transferred Assets, taken as a whole, or (ii) on the ability of any member of the Seller Group (including the Selling Subsidiaries) to consummate the transactions contemplated hereby or, if a party to this Agreement or any Other Transaction Document executed on the Closing Date, to perform any of its respective obligations hereunder or thereunder; provided that with respect to clause (i) above in no event shall any of the following be taken into account in determining whether a material adverse effect occurred: any change, event, development, circumstance or condition involving  (a) conditions generally affecting the refining industry in the

United States, (other than any such change arising out of any proposed or adopted legislation or other adopted Laws, or any other proposal or enactment by any Governmental Authority), (b) general economic or political conditions, (c) any changes in financial, banking or securities markets in general, and any decline in the price of any security index or market index or any change in prevailing interest rates, (d) any action taken (or omitted to be taken) with the consent of or at the request of the Purchaser, (e) any changes in applicable Laws or accounting rules (including GAAP), (f) any natural or man-made disaster, acts of God, terrorism, war (whether or not declared), epidemic, pandemic (including changes resulting from any spread of COVID-19), (g) any failure by Seller or any of its Affiliates (including the Selling Subsidiaries) to meet any internal or external projections, forecasts or revenue or earnings predictions (provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded) ; provided, further, however that in the case of clause (a), (b), (c), (e) and (f) any such change, event, development, circumstances or condition does not affect the Transferred Assets or the ownership and operation of the Transferred Assets to a materially greater extent relative to other participants in the refining industry in the United States.
“mmscfd” means a million standard cubic feet per day.
“Notice Date” has the meaning specified in Section 10.14(a).
“New York Courts” has the meaning specified in Section 10.15(a).
“Other Transaction Documents” means the Easement Agreements, the Related Agreements, the Supply Agreements and the Transition Services Agreement.
“PBF Energy” means PBF Energy Inc., a Delaware corporation.
“PBF Parents” has the meaning specified in Section 3.01.
“PBFH” has the meaning specified in Section 3.01.
“Permits” means all permits, authorizations, approvals, registrations, licenses, certificates, variances and similar rights granted by or obtained from any Governmental Authority.
“Permitted Liens” means (i) Liens created by Purchaser, (ii) Liens for or in respect of current Taxes not yet due and payable, (iii) Liens for or in respect of impositions, assessments, fees, water and sewer rents and other governmental charges levied, assessed or imposed against the Transferred Assets which are not yet due and payable, or due but not yet delinquent, or which are being contested in good faith by appropriate proceedings (for which the Seller Parties shall, if such proceedings are underway, remain responsible as Excluded Liabilities), (iv) utility agreements, rights-of-way, covenants, consents, reservations, encroachments, variations and other similar rights, in each case, granted in the ordinary course of business or Liens that do not materially and adversely affect or impair the continued ordinary course use of any portion of the Easement Area or ownership or operation of the Transferred Assets, and (v) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens levied, assessed or imposed against the Transferred Assets that arise or are incurred in the ordinary course of business and do not have a Material Adverse Effect or materially and adversely affect or impair the ownership or operation of the Transferred Assets. For the avoidance of doubt, the term “Permitted Liens” does not include (Y) mortgages, deeds of trust or other security interests evidencing indebtedness for borrowed money or other monetary obligations (but excluding trade payables) or (Z) material ground or underlying leases.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Proceeding” means any action, suit, demand, claim, legal or administrative proceeding or any arbitration or other alternative dispute resolution proceeding, hearing or investigation.
“Purchase Price” has the meaning specified in Section 2.03(a).
“Purchaser” has the meaning specified in the Preamble.
“Purchaser De Minimis Amount” has the meaning set forth in Section 9.06(b)(i).
“Purchaser Deductible Amount” has the meaning set forth in Section 9.06(b)(ii).
“Purchaser Disclosure Schedule” means the disclosure schedules delivered by Purchaser to Seller concurrently with the execution of this Agreement.
“Purchaser Indemnified Party” means Purchaser, Purchaser’s Affiliates, directors, officers, shareholders, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns.
“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreements, Seller Group Release Agreement and the Seller Parent Guarantee Agreement.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, exposing, leaching, dumping, or disposing into or affecting the environment or affecting human health.
“Representatives” has the meaning specified in Section 5.07(a).
“Restricted Information” has the meaning specified in Section 5.07(a).
“Sale Transaction” has the meaning specified in the Recitals.
“Seller” has the meaning specified in the Preamble.
“Seller De Minimis Amount” has the meaning set forth in Section 9.06(a)(i).

“Seller Deductible Amount” has the meaning set forth in Section 9.06(a)(ii).
“Seller Disclosure Schedule” has the meaning specified in Article III.
“Seller Group” means PBF Energy, PBF Energy Company LLC, a Delaware limited liability company, Seller and each Selling Subsidiary.
“Seller Group Release” means that certain release executed by Seller, each Selling Subsidiary, PBF Western Region LLC and PBF Energy Company LLC in the form of Exhibit D.
“Seller Indemnified Party” means Seller, each of Seller’s Subsidiaries, and each of their respective Affiliates, directors, officers, shareholders, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns.
“Seller Indemnifying Party” has the meaning specified in Section 9.01(a).
“Seller Indemnifying Parties” has the meaning specified in Section 9.01(a).
“Seller Parent Guarantee Agreement” means the Guarantee Agreement among PBF Energy Inc., PBF Energy Company LLC and Purchaser dated as of the date hereof.
“Seller Party” means any of the Seller or any Selling Subsidiary, and “Seller Parties” means, collectively, Seller and the Selling Subsidiaries.
“Seller Plan” means any Benefit Plan that is maintained, sponsored or contributed to, or required to be contributed to, by Seller or any of its ERISA Affiliates for the benefit of any SMR Employee or with respect to which Seller or any of its ERISA Affiliates has any Liability with respect to any SMR Employee that would, unless terminated by Seller (or by operation of law), continue to apply to any SMR Employee following the Hire Date or would cause a Liability that would be an Assumed Liability hereunder.
“Selling Subsidiaries” and “Selling Subsidiary” have the meaning specified in the Preamble.
“SMR” has the meaning specified in the Recitals.
“SMR Employees” means those current employees of Seller and its Affiliates who currently provide or within the last twelve (12) months provided services to the operation or maintenance of the Transferred Assets.
“SMR Facilities” means the Delaware City SMR, the Martinez SMRs and the Torrance SMRs, and, in each case, the facilities and appurtenances solely related thereto.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations of information, data and of visual characteristics and designs, including any and all lists of information and data and collections of information and data and visual characteristics and designs; and (c) all documentation, including user manuals and training materials, relating to any of the foregoing described in clause (a) or (b) immediately above.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or which is consolidated with such Person for financial reporting purposes.
“Supply Agreements” means the supply agreements required to be negotiated and entered by each of the Selling Subsidiaries and Purchaser or their respective Affiliates following the Closing pursuant to both Section 5.09(b) and Section 5.8 of the Transition Services Agreement, which Supply Agreements shall have the economic and other terms set forth in Schedule 5.09(b), and subject to the terms and conditions agreed by the parties thereto shall provide the Selling Subsidiaries the exclusive right to purchase all hydrogen, steam and co-products generated by the SMR Facilities).
“Tax” means (a) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Governmental Authority, including any income, franchise, windfall, or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth taxes and taxes in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (b) any liability for amounts described in clause (a) of another Person as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of transferee liability, by Law, by Contract or otherwise.
“Tax Claim” has the meaning set forth in Section 7.03(a).
“Tax Return” means any return, report, declaration, statement or other document filed or required to be filed with any Governmental Authority related to Taxes, including any amendments or attachments thereto, and including any information return, claim for refund or declaration of estimated Tax.
“Third Party Claim” has the meaning specified in Section 9.04(a).
“Torrance Easement Agreement” means the easement agreement between Torrance Refining and Purchaser substantially in the form attached as Exhibit B.
“Torrance Easement Area” means that portion of the Torrance Site in which Torrance Refining will grant to Purchaser an easement pursuant to the Torrance Easement Agreement.
“Torrance Refining” has the meaning set forth in the Preamble.
“Torrance Site” means the parcel of land owned by Torrance Refining at 3700 West 190th Street in the City of Torrance, County of Los Angeles, State of California on which the Torrance

SMRs, certain facilities of third parties and Torrance Refining’s other facilities and improvements are located.
“Torrance SMR-1 Liability” has the meaning set forth in Section 9.06(a)(v)(4).
“Torrance SMR-2 Liability” has the meaning set forth in Section 9.06(a)(v)(5).
“Torrance SMRs” means the SMRs, with respective estimated capacities of 40 mmscfd and 98 mmscfd of hydrogen, and all other appurtenances solely related thereto as more particularly described in Section 2.01(a)(i) of the Seller Disclosure Schedule located at the Torrance Site.
“Trademarks” means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications for the foregoing.
“Trade Secrets” means trade secrets and all other confidential or proprietary information, inventions, ideas, technology, data, know-how, processes, formulae, algorithms, models, and methodologies.
“Transfer Taxes” means all transfer, documentary, sales, use, and other similar Taxes, including all penalties, surcharges, charges, interest and additions thereto. For the avoidance of doubt, “Transfer Taxes” shall not include any Income Taxes.
“Transferred Assets” has the meaning specified in Section 2.01(a).
“Transition Services” means the services provided under the Transition Services Agreement.
“Transition Services Agreement” means the Transition Services Agreement, substantially the form of Exhibit C to be entered into at the Closing, as the same may be amended or supplemented from time to time in accordance with the terms thereof.
“Treasury Regulations” means the regulations promulgated under the Code.
“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.
Section 1.02Other Definitional Provisions.
(a)Any reference to an Article, Section or Annex is a reference to an Article or Section of, or an Annex to, this Agreement.
(b)Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)The terms “dollars” and “$” (whether or not so indicated) mean United States dollars.
(e)The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 17, 2020.
(f)References to a Person are also to its permitted successors and permitted assigns.
(g)Unless otherwise expressly provided, the words “hereof”, “herein” and “hereunder” and words to similar import shall refer to this Agreement as a whole and not to any particular provision to this Agreement.
(h)Whenever a provision of this Agreement provides that an action is to be effected as of, on, or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on, or by (as applicable) the next succeeding Business Day.
ARTICLE II
TRANSFER OF ASSETS AND LIABILITIES
Section 2.01Purchase and Sale of Transferred Assets.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller and each Selling Subsidiary shall, and Seller shall cause its Subsidiaries (including the Selling Subsidiaries) to, sell, transfer, convey, assign and deliver to Purchaser and/or one or more wholly-owned Affiliates of Purchaser (as designated by Purchaser), and Purchaser shall, and shall cause any such designated Affiliate to, purchase, acquire and accept from Seller and its Subsidiaries all of Seller’s and its Subsidiaries’ right, title and interest in, to and under all of following assets (collectively, the “Transferred Assets”), free and clear of any and all Liens (other than Permitted Liens and as set forth in Section 2.01(a) of the Seller Disclosure Schedules):
(i)the SMR Facilities, including those assets set forth in Section 2.01(a)(i) of the Seller Disclosure Schedules;
(ii)all tangible personal property, including machinery, mobile and immobile equipment, furniture, furnishings, vehicles, tools, tooling, dies, stores, parts, supplies, computers and other tangible personal property, that is solely relating to, or solely used for, the conduct, operation or ownership of the SMR Facilities or other Transferred Assets (whether located on the Easement Area or elsewhere), except for those assets set forth in Section 2.01(b)(xvii) of the Seller Disclosure Schedule;
(iii)the Inventory;
(iv)all Books and Records, provided that (A) such Books and Records shall be delivered in accordance with the Transition Services Agreement and (B) Seller may retain one or more copies of any such Books and Records to the extent necessary for tax or accounting purposes or in connection with (x) Excluded Liabilities and (y) as set forth in Section 2.01(a)(iv) of the Seller Disclosure Schedule; provided, further, that such retained copies shall be subject to Section 5.07;
(v)all rights, privileges, claims, demands, chooses in action, prepayments, deposits, refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims (to the extent transferable), offsets and other claims, in each case, if any, solely relating to the ownership or operation of, or solely used for, the ownership or operation of the SMR Facilities or the Transferred Assets, but excluding (x) any of the foregoing that solely relate to any Excluded Liabilities, (y) any claim for reimbursement under insurance policies for losses or damages suffered or incurred with respect to any Transferred Assets prior to the Closing Date and (z) those referred to in Section 2.01(b)(xvii) of the Seller Disclosure Schedule;
(vi)to the extent transferable, all Permits held by Seller or any of its Affiliates that are used solely for the lawful ownership or operation of the SMR Facilities or other Transferred Assets or are listed in Section 2.01(a)(vi) of the Seller Disclosure Schedule; and
(vii)prepaid advances and other prepaid expenses and deposits solely related to the SMR Facilities or other Transferred Assets, if any.
(b)The Transferred Assets shall exclude, and Seller shall not sell, transfer or assign, the following assets of Seller and its Subsidiaries (the “Excluded Assets”):
(i)cash, cash equivalents and other short-term investments;
(ii)any insurance policies or insurance coverage (or assumed coverage) relating to the Transferred Assets;
(iii)any rights pursuant to any agreement or contract between Seller and any of its Subsidiaries, unless otherwise listed in Section 2.01(a) of the Seller Disclosure Schedule;
(iv)all intercompany receivables and payables with Seller or its Subsidiaries;
(v)any interest in or right to any refund of Taxes relating to the Transferred Assets, the operation thereof or the Assumed Liabilities for, or applicable to, any Pre-Closing Tax Period;
(vi)all Tax Returns of any member of the Seller Group;
(vii)any Books and Records that Seller is required by law to retain, so long as Seller delivers at least one copy thereof to Purchaser;

(viii)any rights of Seller or any of its Subsidiaries under this Agreement or the Other Transaction Documents;
(ix)all rights with respect to claims or legal proceedings that are not Transferred Assets pursuant to Section 2.01(a);
(x)any assets related to any Seller Plan;
(xi)all CBAs;
(xii)all Common Spare Parts;
(xiii)the shares of ownership or other ownership interests in any Subsidiary of Seller;
(xiv)all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims, offsets and other rights and claims that are not Transferred Assets pursuant to Section 2.01(a);
(xv)the Confidentiality Agreement;
(xvi)Excluded Inventory; and
(xvii)any other asset of Seller, the Selling Subsidiaries or any other member of Seller Group that is not a Transferred Asset, including the other assets and properties set forth in Section 2.01(b)(xvii) of the Seller Disclosure Schedule.
(c)For the avoidance of doubt, Purchaser is not purchasing, and Seller is not selling or assigning hereunder, any Excluded Asset. Pursuant to the terms and subject to the conditions of the Other Transaction Documents, the Seller Parties will provide Purchaser and its Affiliates certain access and use rights with respect to certain Excluded Assets solely as set forth therein.
Section 2.02Assumption of Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume and to pay, discharge or perform when due, and shall assume pursuant to the Bill of Sale, Assignment and Assumption Agreements, the following Liabilities relating to the Transferred Assets (the “Assumed Liabilities”); provided that “Assumed Liabilities” shall not include any such Liability to the extent Seller or any of its Affiliates is responsible pursuant to the terms of this Agreement or any Other Transaction Document:
(i)all obligations or Liabilities (including for occupational health hazards that arise out of conditions or circumstances that first occur or commence after the Closing) arising from or relating (other than obligations and Liabilities that arise directly as a result of the Closing, which shall constitute Excluded Liabilities) to the ownership or operation of the Transferred Assets from and after the Closing;
(ii)all Liabilities of Seller or any of its Subsidiaries (including the Selling Subsidiaries) under any Permit constituting a Transferred Asset to the extent arising from and after the Closing (other than (x) any noncompliance arising from any Permit or Permit application errors at or prior to Closing or (y) obligations and Liabilities that arise directly as a result of the Closing, each of which shall constitute an Excluded Liability);
(iii)any Taxes imposed with respect to the Transferred Assets that are attributable to a Post-Closing Tax Period (subject to the terms, as applicable, of the Other Transaction Documents);
(iv)any Transfer Taxes to be paid by Purchaser pursuant to Section 7.01;
(v)Liabilities relating to the employment or termination of employment of any SMR Employee by Purchaser or an Affiliate thereof from and after the Hire Date (including any such liability imposed by a Governmental Authority), other than any Liabilities arising under or in respect of any CBA (the “Assumed Employee Liabilities”); and
(vi)all obligations, liabilities, commitments, responsibilities, expenses or damages arising with respect to any Environmental Claim or under any Environmental Law to the extent arising from Purchaser’s operation of the Transferred Assets from and after the Closing, but excluding any such obligations, liabilities, commitments, responsibilities, expenses or damages arising from the Transition Services provided under the Transition Services Agreement.
(b)Purchaser has not agreed to pay or discharge, shall not be required to assume or be responsible for, and shall not have any liability or obligation, direct or indirect, absolute or contingent, of any nature, of Seller, any of its Affiliates (including any Selling Subsidiary), or any other Person or relating to the Transferred Assets, the assumption of which by Purchaser is not expressly provided for in this Agreement. Without limiting the foregoing, Purchaser shall not assume under this Agreement, there shall be excluded from the Assumed Liabilities and Seller and its Subsidiaries shall retain responsibility for, pay and discharge, the following (the “Excluded Liabilities”):
(i)all obligations of Seller or any Affiliate of Seller to Seller or any Affiliate of Seller;
(ii)liabilities for Excluded Taxes;
(iii)any Transfer Taxes to be paid by Seller pursuant to Section 7.01;
(iv)other than the Assumed Employees Liabilities, all Liabilities (x) relating to the employment prior to the Hire Date or termination of employment of any employees, former employees or independent contractors of Seller or any of its Affiliates, (y) related to any Seller Plan or (z) arising from or in respect of any CBA, in each case, whenever arising, including any Liability imposed on Purchaser or an Affiliate thereof by a Governmental Authority or any other Person or resulting from successor liability or similar concepts;
(v)all obligations, liabilities, commitments, responsibilities, expenses or damages arising with respect to any Environmental Claim or under any Environmental Law, to the extent arising directly as a result of or prior to the Closing;
(vi)all obligations or liabilities (other than those covered in Section 2.02(b)(v)) to the extent arising, whether before, on or after, the Closing Date, out of, or in connection with, the Excluded Assets; and
(vii)all obligations or liabilities arising out of the operation or ownership of the Transferred Assets, to the extent arising directly as a result of or prior to the Closing.
Section 2.03Consideration.
(a)The purchase price for the sale, conveyance, assignment, transfer and delivery of the Transferred Assets, shall be U.S. $530,000,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities in accordance with Section 2.02(a). The Purchase Price shall be paid to the Selling Subsidiaries as follows:
(i)to Delaware City Refining seventy-five million seven hundred ninety thousand dollars ($75,790,000) for the Transferred Assets located on or principally related to the Delaware City Site, including all Delaware City Refining’s Transferred Assets, such amount to be paid to or as directed by Delaware City Refining pursuant to Section 2.03(b);
(ii)to Martinez Refining one hundred ninety-two million nine hundred twenty thousand dollars ($192,920,000) for the Transferred Assets located on or principally related to the Martinez Site, including all Martinez Refining’s Transferred Assets, such amount to be paid to or as directed by Martinez Refining pursuant to Section 2.03(b); and
(iii)to Torrance Refining two hundred sixty-one million two hundred ninety thousand dollars ($261,290,000) for the Transferred Assets located on or principally related to the Torrance Site, including all Torrance Refining’s Transferred Assets, such amount to be paid to or as directed by Torrance Refining pursuant to Section 2.03(b).
(b)Each of Delaware City Refining, Martinez Refining and Torrance Refining hereby directs the Purchaser to make payments of their respective portions of the Purchase Price as provided in Section 2.03(a) to Seller pursuant to Section 2.07(a) for such Selling Subsidiary’s benefit at Closing.
Section 2.04Withholding. Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable hereunder such amounts as are required to be deducted or withheld from such amounts under the Code, the Treasury Regulations or any provision of any Tax Law (including any state, local or foreign Tax Law). Purchaser shall take all actions that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority and shall reasonably cooperate with Seller to minimize such amounts subject to applicable law. Any amounts so deducted and withheld shall be treated for all purposes hereof as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.05The Closing. Unless otherwise mutually agreed, the Closing will take place at 12:00 p.m., Houston time, either (i) through the electronic exchange of closing deliverables and related items to be delivered at Closing or (ii) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Suite 6800, Houston, Texas 77002, on the first Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as Seller and Purchaser may agree.
Section 2.06Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:
(a)a copy of each of Bill of Sale, Assignment and Assumption Agreements, duly executed by the Seller Parties;
(b)a copy of each of the Easement Agreements, duly executed by each of the applicable Selling Subsidiaries, with authorization to record the same in the applicable recorder’s office;
(c)a copy of the duly executed Transition Services Agreement;
(d)a certificate duly executed and completed by each Seller Party, or if any such Seller Party is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, such Seller Party’s owner, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller Party or such Seller Party’s owner, as applicable, is not a “foreign person” as defined in Section 1445(f) of the Code;
(e)a copy of the opinion as provided for in Section 6.03(d); and
(f)(i) a copy of resolutions duly adopted by the appropriate governing body of each Seller Party approving this Agreement and the execution and delivery of this Agreement and any agreements contemplated herein, (ii) the operating agreements for each Seller Party and (iii) certificates from the Secretary of State of Delaware stating that each Seller Party is in good standing in such jurisdiction.
Section 2.07Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller the following:

(a)same day funds (in U.S. dollars) by wire transfer in an amount equal to the Purchase Price to an account or accounts specified by Seller at least one Business Day prior to the Closing;
(b)a duly executed copy of each Bill of Sale, Assignment and Assumption Agreements;
(c)a duly executed copy of each of the Easement Agreements;
(d)a duly executed copy of the Transition Services Agreement; and
(e)to the extent necessary or appropriate, other documents delivered by Seller or any Selling Subsidiary pursuant to Section 2.06 duly executed by Purchaser (or, as applicable, its designee) and all such other deeds and instruments of transfer as, in the reasonable opinion of Seller, shall be necessary for Purchaser to assume the Assumed Liabilities in accordance with this Agreement.
Section 2.08Prorations as of Closing. Seller and Purchaser agree that, except as otherwise provided in the Other Transaction Documents, all of the items listed below relating to the Transferred Assets will be prorated as of the Closing Date on a per diem basis, with Seller and its Subsidiaries liable to the extent such items relate to any time period up to and including the Closing Date, and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date: (i) personal property, real property, ad valorem, occupancy and water taxes, if any, on or with respect to the Transferred Assets; (ii) the amount of any Permit, license or registration fees with respect to any Permits, licenses or registrations which are being assigned or transferred hereunder; and (iii) all other items which are normally prorated in connection with similar transactions; provided, however, that notwithstanding anything herein to the contrary, prepaid patent maintenance fees and lump sum royalties under any patent or technology licenses shall not be pro-rated, it being understood and agreed that Purchaser shall have no obligation to reimburse Seller or any of its Affiliates for any such items. Seller and Purchaser agree to furnish the other with such documents and other records as a party reasonably requests in order to confirm all adjustment and proration calculations made. The amount due to a party as a result of such proration being paid to the other party shall be part of the calculation of the Purchase Price.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
Except as specifically disclosed in the disclosure schedules (the “Seller Disclosure Schedule”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (provided, however, that disclosure in the Seller Disclosure Schedule of an exception to any representation or warranty set forth in any section of this Article III shall not be effective unless such exception is specifically set forth in the correspondingly enumerated section of the Seller Disclosure Schedule), Seller, on behalf of itself and the Selling Subsidiaries, represents and warrants to Purchaser as follows:

Section 3.01Organization and Good Standing. Each of each Seller Party, PBF Energy and PBF Energy Company LLC (“PBFH”, and together with PBF Energy, the “PBF Parents”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is now being conducted and to own or lease and operate the Transferred Assets as and in the places where now conducted, owned, leased or operated. Each Seller Party is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.02Authorization.
(a)Each Seller Party has the requisite corporate power and authority to execute and deliver this Agreement and the Other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Other Transaction Documents. The execution, delivery and performance of this Agreement and each of the Other Transaction Documents to which it is a party has been duly and validly authorized by all necessary corporate action of each Seller Party, and no additional authorization on the part of any Seller Party is necessary in connection with the execution, delivery and performance by it of this Agreement and each of the Other Transaction Documents to which it is a party.
(b)Each applicable member of Seller Group has the requisite organizational power and authority to execute and deliver each of the Other Transaction Documents to which it is or will be a party and to perform its obligations thereunder. The execution, delivery and performance of each of the Other Transaction Documents to which such member of Seller Group is or will be a party has been duly and validly authorized by all necessary organizational action of such member of Seller Group, and no additional authorization on the part of such member of Seller Group is necessary in connection with the execution, delivery and performance by it of each of the Other Transaction Documents to which it is or will be a party.
Section 3.03Binding Effect.
(a)This Agreement has been, and at the Closing each of the Other Transaction Documents to which Seller or any other member of Seller Group (including the Selling Subsidiaries) is or will be a party will have been, duly executed and delivered by such member of Seller Group and this Agreement is, and at the Closing each of the Other Transaction Documents to which any member of Seller Group is or will be a party will be, a legal, valid and binding obligation of such Seller Party or respective Affiliate, enforceable against such Seller Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 3.04No Violations. The execution, delivery and performance by each member of the Seller Group of this Agreement and by each member of the Seller Group of the Other

Transaction Documents to which it is or will be a party, and the consummation by each member of the Seller Group of the transactions contemplated by this Agreement and the Other Transaction Documents, do not and will not violate any provision of the certificate of incorporation, by-laws or similar governing documents of Seller or any other member of Seller Group, violate any Law, Permit or Judgment applicable to Seller or any other member of Seller Group, or any of their respective properties or assets, or (y) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of Seller (in respect of the Transferred Assets) or any other member of Seller Group under any of the terms, conditions or provisions of any material Contract to which any member of the Seller Group is a party or by which any of their respective assets are bound or affected or any CBA, except such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which would not have, individually or in the aggregate, or would not reasonably be expected to have a Material Adverse Effect.
Section 3.05Consents and Approvals. Except as specifically set forth in Sections 3.05 or 3.09 of the Seller Disclosure Schedule, no Consent is required to be obtained by Seller or any other member of Seller Group from, and no notice or filing is required to be given by any member of Seller Group to or made by any member of Seller Group with, any Governmental Authority in connection with the execution, delivery and performance by any member of Seller Group of this Agreement and each of the Other Transaction Documents to which it is or will be a party, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.06Title to Transferred Assets and Rights.
(a)At Closing, Seller and the Selling Subsidiaries will convey, and cause to be conveyed to Purchaser good title to all the Transferred Assets, free and clear of any and all Liens, except for Permitted Liens.
(b)The Transferred Assets, in conjunction with the rights, goods and services granted, transferred or to be performed by Seller and its Subsidiaries pursuant to this Agreement and the Other Transaction Documents constitute all of the property, real and personal, tangible and intangible, necessary for the ownership and operation of the Transferred Assets as presently being operated in all material respects, except (i) for Environmental Permits and (ii) those Permits set forth on Section 3.06(b) of the Seller Disclosure Schedule.
Section 3.07Absence of Change; Other Matters.
(a)Except as disclosed in Section 3.07 of the Seller Disclosure Schedule, since December 31, 2019, (i) the Transferred Assets have been operated in the ordinary course in a manner consistent with past practice and (ii) there has not been a Material Adverse Effect.
(b)Without limiting the foregoing, since December 31, 2019 and except as expressly permitted by this Agreement or as set forth in Section 3.07 of the Seller Disclosure Schedule, neither Seller or the Selling Subsidiaries has with respect to the ownership and operation of the Transferred Assets taken any action that would require the consent of Purchaser if taken on or following the date hereof in accordance with Section 5.01(b).
(c)Each of the statements set forth in Section 3.07(c) of the Seller Disclosure Schedule is true, complete and correct.
Section 3.08Litigation.
(a)There is no Proceeding pending or, to the Knowledge of Seller, threatened, involving or affecting any of the Transferred Assets or the ownership and operation of the Transferred Assets, other than those which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of the Selling Subsidiaries which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement. Seller has made available to Purchaser all complaints, answers, motions, responses and other material documentation relating to any material pending Proceeding that would result in a breach of this Section 3.08 if not appropriately disclosed in the Seller Disclosure Schedule.
(b)None of the Transferred Assets are subject to any Judgment other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.09Compliance With Applicable Law. Except (i) as set forth in Section 3.09 of the Seller Disclosure Schedule, (ii) for the Excluded Assets, and (iii) for environmental matters which are covered in Section 3.10, with respect to the ownership and operation of the Transferred Assets, Seller and the Selling Subsidiaries have complied and are presently complying in all material respects with all applicable Laws and Judgments, except for such failures to comply which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Seller and the Selling Subsidiaries have all Permits necessary for the conduct of the ownership and operation of the Transferred Assets as currently operated, other than those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and there are no Proceedings pending, or to the Knowledge of Seller, threatened which may result in the revocation, termination, cancellation or suspension of any such Permit except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except for noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, none of Seller or any of the Selling Subsidiaries has failed to comply with any applicable Law, Judgment or Permit, with respect to the ownership and operation of the Transferred Assets.
Section 3.10Environmental Matters. Other than with respect to any Excluded Assets or any Excluded Liability or as set forth in Section 3.10 of the Seller Disclosure Schedules:
(a)(i) The Transferred Assets are and have been operated in compliance with all applicable Environmental Laws in all material respects (which compliance includes, but is not limited to, the possession by such entities of all material Environmental Permits, and material compliance with the terms and conditions thereof), (ii) neither Seller, any of the Selling Subsidiaries or, to the Seller’s Knowledge, any of their respective predecessors received any written communication during the past five (5) years that remains unresolved and alleges that the Transferred Assets or the ownership and operation of the Transferred Assets are not in material compliance with Environmental Law, and (iii) to Seller's Knowledge, there are no circumstances that would be reasonably expected to prevent or interfere with the continued material compliance in the future.
(b)There is no Environmental Claim pending or, to the Knowledge of Seller threatened against the Transferred Assets which would reasonably be expected to be materially adverse to the Transferred Assets or impose any material Liability obligation or restriction on the owner or operator thereof, and to Seller’s Knowledge, there are no facts, conditions or circumstances that would be reasonably expected to form the basis of such an Environmental Claim.
(c)To Seller’s Knowledge, there have been no Releases of Hazardous Materials on, at, in or underneath any of the Easement Area.
(d)Seller provided to Purchaser all material assessments, reports, data, results of investigations or audits or correspondence alleging any material liability under, or non-compliance with, Environmental Laws that are in the possession of Seller or the Selling Subsidiaries regarding environmental matters pertaining to or environmental conditions related to or affecting the Easement Area, Transferred Assets, or the compliance (or noncompliance) of the Transferred Assets or the ownership and operation of the Transferred Assets under any Environmental Laws, including any Releases or threatened Releases of Hazardous Materials in connection with the Transferred Assets or the ownership and operation of the Transferred Assets.
(e)The representations and warranties contained in this Section 3.10 shall be the exclusive representations and warranties relating to environmental matters.
Section 3.11Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Affiliate of Seller who might be entitled to any fee or commission from Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement.
Section 3.12Condition of Transferred Assets. All of the tangible Transferred Assets have been maintained in accordance with good industry practice in all material respects and are in good operating condition and repair, ordinary wear, tear and maintenance excepted, with no material significant defects to the Knowledge of the Seller, and are suitable for the uses for which such Transferred Assets were intended and for the use and operation of the Transferred Assets after the Closing Date in substantially the same manner as presently being used and operated in all material respects.
Section 3.13No Contracts. Other than Contracts the benefits of which will be made available to Purchaser directly or indirectly through services provided pursuant to the Transition Services Agreement and except as would not result in a breach of Section 3.06(b), there are no Contracts relating to or necessary for the ownership or operation of the Transferred Assets.
Section 3.14No Intellectual Property.

(a)Other than Intellectual Property the benefits of which will be made available to Purchaser, directly or indirectly, pursuant to the Transition Services Agreement and except as would not result in a breach of Section 3.06(b), there is no Intellectual Property relating to or necessary for the ownership and operation of the Transferred Assets.
(b)The ownership and operation of the Transferred Assets as presently being operated on the date hereof does not infringe, misappropriate or otherwise violate (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property, and there are no such claims or suits pending or, to the Knowledge of Seller, threatened.
(c)With respect to the use of any computer hardware or Software in connection with the ownership or operation of the Transferred Assets as of the date hereof, (i) there are no material defects in such hardware or Software, including any material error or omission in the processing of any transactions other than defects which have been corrected and (ii) since December 31, 2019, there have been no material security breaches, and there have been no material disruptions, in any information technology systems used in connection with the ownership or operation of the Transferred Assets, in each case except as would be reasonably expected to have a Material Adverse Effect.
Section 3.15Benefit Plan. Except as would not reasonably be expected to result in a Liability to Purchaser, no member of the Seller Group or any of their ERISA Affiliates has, within the preceding six (6)-year period, maintained, established, sponsored, participated in, contributed to, been required to contribute to or had any liability in any respect of, any Benefit Plan which is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) or 40001(a)(3) of ERISA, (iv) a “multiple employer plan,” as defined within the meaning of Section 413 of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as would not reasonably be expected to result in a Liability to Purchaser, none of the members of the Seller Group or any of their ERISA Affiliates have any Liability on behalf of any SMR Employee in respect of any plan subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code.
Section 3.16Labor Matters.
(a)There is no actual (as of the date hereof) or, to the Knowledge of Seller, threatened labor strike, material unfair labor practice charge, material grievance or arbitration, material work slowdown or stoppage, lockout, material picketing, material hand billing or other material labor dispute affecting the operation of the Transferred Assets.
(b)Neither Seller nor any of the Selling Subsidiaries are party to or bound by a CBA, the terms of which requires Seller or any Selling Subsidiary to assign to Purchaser or any of its Affiliates, or Purchaser or any of its Affiliates to assume from Seller or any Selling Subsidiary, any CBA or any portion or provision thereof as a result of the transactions contemplated to be effected by Seller or any Selling Subsidiary by this Agreement or any Other Transaction Document.

Section 3.17Taxes.
(a)All material Tax Returns required to have been filed by any member of the Seller Group with respect to the Transferred Assets or the ownership and operation of the Transferred Assets have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with applicable Laws.
(b)All material Taxes due and payable by any member of the Seller Group related to the Transferred Assets or the operation thereof, whether or not shown to be due on any Tax Return, have been timely paid in full.
(c)There are no Liens for Taxes on any of the Transferred Assets other than Permitted Liens.
Section 3.18Real Property. As of the date hereof and the Closing Date:
(a)Seller or one of the Selling Subsidiaries has good and marketable fee title in and to each Easement Area free and clear of all Liens, other than Permitted Liens. Subject to the Easement Agreements and other than the Lessor’s Utilities and Services (as defined in the Easement Agreements) and Permitted Liens, no material access rights or utilities will reasonably be needed by Purchaser to operate the Transferred Assets consistent with past practices, and, except for the Easement Area, no real property interest shall be required for Purchaser to legally station, operate, access, maintain, repair, replace and remove the SMR Facilities or any other Transferred Asset in all material respects.
(b)No condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to the Easement Area is pending or threatened.
(c)Neither Seller nor any of the Selling Subsidiaries received written notices from any Governmental Authority stating or alleging that any improvements on the Easement Area have not been constructed in compliance with law or are being operated in violation of applicable law.
(d)The current use of the Easement Area by Seller or the Selling Subsidiaries does not breach in any material respect any restrictive covenants or easements of record, other unrecorded agreement or other material encumbrance affecting any of the Easement Area.
(e)There are no outstanding options, rights of first offer or first negotiation or rights of first refusal in favor of any Person to purchase the Easement Area or any material portion thereof or material interest therein. The consummation of the transactions contemplated by this Agreement will not give rise to any Person having the right to acquire any of the Easement Area.
Section 3.19SMR Operation and Maintenance. Seller and the Selling Subsidiaries have operated and maintained each of the SMRs in the ordinary course of business in all material respects, in a manner that allows each SMR to run and perform consistent with past practices, until the next planned maintenance outage for each respective SMR Facility.

Section 3.20No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Seller Parties or any of their respective Affiliates makes any express or implied representation or warranty under this Agreement with respect to the Seller Parties, the Transferred Assets, or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates, agents or representatives. None of the Seller Parties, its Affiliates or any other Person will have or be subject to any liability or other obligation to Purchaser, its Affiliates, agents or representatives or any Person under this Agreement resulting from Purchaser’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or representatives in any “data rooms,” management presentations or otherwise in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III, of this Agreement. Seller Parties and their Affiliates disclaim any and all other representations and warranties, whether express or implied, under this Agreement. Except as contained in this Agreement, neither the Seller Parties nor any of their respective Affiliates makes any express or implied representation or warranty under this Agreement with respect to Excluded Assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as specifically disclosed in the Purchaser Disclosure Schedule (provided, however, that disclosure in the Purchaser Disclosure Schedule of an exception to any representation or warranty set forth in any section of this Article IV shall not be effective unless such exception is specifically set forth in the correspondingly enumerated section of the Purchaser Disclosure Schedule), Purchaser represents and warrants to Seller and Selling Subsidiaries as follows:
Section 4.01Organization. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware. Each Affiliate of Purchaser that is party to any Other Transaction Document is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
Section 4.02Authorization. Purchaser and each Affiliate that is party to any Other Transaction Document has the requisite power and authority to execute and deliver this Agreement and the Other Transaction Documents, as applicable, and to perform its obligations under this Agreement and the Other Transaction Documents, as applicable. The execution, delivery and performance of this Agreement and each of the Other Transaction Documents by Purchaser and its applicable Affiliates have been duly and validly authorized by all necessary action of Purchaser and such Affiliates and no additional authorization on the part of Purchaser or any such Affiliate is necessary in connection with the execution, delivery and performance by Purchaser or its applicable Affiliate of this Agreement and each of the Other Transaction Documents.
Section 4.03Binding Effect. This Agreement and the Other Transaction Documents have been duly executed and delivered by Purchaser and each applicable Affiliate and this Agreement and each of the Other Transaction Documents are legal, valid and binding obligations of Purchaser and such Affiliate, as applicable, and enforceable against Purchaser and such Affiliate, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.04No Violations. The execution, delivery and performance by Purchaser of this Agreement and by Purchaser and its applicable Affiliates of each of the Other Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, do not and will not (i) violate any provision of the certificate of formation, limited liability company agreement or other organizational documents of Purchaser and such Affiliates, or (ii) (x) violate any Law, Permit or Judgment applicable to Purchaser, its applicable Affiliates or any of their properties or assets, or (y) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of Purchaser or such Affiliates under any of the terms, conditions or provisions of any material contract, except such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which would not, individually or in the aggregate, materially impair or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
Section 4.05Consents and Approvals. Except as specifically set forth in Section 4.05 of the Purchaser Disclosure Schedule, no Consent is required to be obtained by Purchaser or its Affiliates from, and no notice or filing is required to be given by Purchaser or its Affiliates to or made by Purchaser or its Affiliates with, any Governmental Authority in connection with the execution, delivery and performance by Purchaser of this Agreement and by Purchaser and its applicable Affiliates of each of the Other Transaction Documents, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not materially impair Purchaser’s ability to effect the Closing.
Section 4.06Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any Affiliate of Purchaser who might be entitled to any fee or commission from Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement.
Section 4.07Financing. Purchaser has, as of the date hereof and as of the Closing Date, available to it sufficient funds to enable it to consummate the transactions contemplated by this Agreement.
Section 4.08Litigation. As of the date of this Agreement, there is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser or its Affiliates (i) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated hereby or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

Section 4.09Investigation by Purchaser. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating its purchase of the Transferred Assets and of its assumption of the Assumed Liabilities.
Section 4.10No Additional Representations; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither the Seller Parties nor any of their respective Affiliates has made any express or implied representation or warranty under this Agreement with respect to the Seller Parties, the Transferred Assets, or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates, agents or representatives. Purchaser further acknowledges and agrees that (a) none of the Seller Parties, its Affiliates or any other Person will have or be subject to any liability or other obligation to Purchaser, its Affiliates, agents or representatives or any Person under this Agreement resulting from Purchaser’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or representatives in any “data rooms,” management presentations or otherwise in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article III, of this Agreement and (b) except as contained in this Agreement, neither the Seller Parties nor any of their respective Affiliates makes any express or implied representation or warranty under this Agreement with respect to Excluded Assets.
ARTICLE V
COVENANTS
Section 5.01Operation of the Transferred Assets.
(a)During the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Seller Disclosure Schedule or as Purchaser shall otherwise agree in writing in advance with respect to the ownership and operation of the Transferred Assets, Seller and each Selling Subsidiary covenants and agrees that Seller and any of its Subsidiaries (including the Selling Subsidiaries) shall operate and maintain Transferred Assets in the ordinary and usual course in a manner consistent with past practice, and use reasonable best efforts consistent with past practice to preserve the good will and relationships with suppliers to maintain the Transferred Assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to pursue diligently and in full compliance with applicable Environmental Laws any remedial investigation, clean up or corrective action currently underway or required prior to the Closing, to maintain the Books and Records of the Seller and Selling Subsidiaries in the regular manner, to perform in all material respects all of its obligations under any Contracts relating to the Transferred Assets, and to cause the Seller or any of its Subsidiaries (including the Selling Subsidiaries) to comply in all material respects with all applicable Laws. Prior to the Closing (or earlier termination of this Agreement), Seller will confer with Purchaser concerning operating or other matters of a material nature that are related to the ownership and operation of the Transferred Assets; provided, however, that notwithstanding the foregoing provisions of this Section 5.01, the Seller or any Seller Party (i) will be permitted, without the prior consent of Purchaser, to (a) take any action to prevent, address, or taking any act to prevent, address or mitigate the effects of any environmental release or hazard, any occupational health, safety and welfare hazard, or any emergency or (b) take or refrain from taking any actions that the Seller or such Seller Party reasonably believes necessary to comply with any Laws or Judgments of any Governmental Authority issued in response to the COVID-19 virus and (ii) shall not be prevented from taking any action, omitting from taking any action, or other matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement or to comply with Law.
(b)During the period from the date of this Agreement to the Closing, except as otherwise provided for in this Agreement or disclosed in Section 5.01 of the Seller Disclosure Schedule or as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), each of Seller and each of the Selling Subsidiaries covenants and agrees that, with respect to the ownership and operation of the Transferred Assets, it shall not, and it shall cause each of its Subsidiaries (with respect to the ownership and operation of the Transferred Assets) not to:
(i)approve any new individual capital expenditure where the cost of any such capital expenditure or expenditures would become an Assumed Liability;
(ii)dispose of any Transferred Assets, including any engineering spare parts, other than damaged or obsolete equipment or inventory in the ordinary course of business consistent with past practice, or incur, create or assume any Lien on the Transferred Assets that will exist on the Closing Date, other than Permitted Liens;
(iii)waive, cancel or compromise any material right or material claim of Seller or any of its Subsidiaries in respect of the Transferred Assets or the ownership and operation of the Transferred Assets effective following the Closing Date;
(iv)fail to maintain or comply with, or fail to pursue diligently any claim under, any insurance policy covering, or otherwise providing any insurance with respect to, the Transferred Assets or the ownership and operation of any of the Transferred Assets; or
(v)agree or commit to do any of the foregoing.
Section 5.02Access to Information.
(a)Beginning on the date of this Agreement and ending on the Closing Date, Seller and each of the Selling Subsidiaries shall (i) give Purchaser and its authorized representatives reasonable access during normal business hours and on reasonable notice to the Transferred Assets, subject to Seller’s or the Selling Subsidiary’s, as applicable, policies and regulations regarding safety and security, provided that such access shall be granted under conditions which will not unreasonably interfere with the business and operations of Seller, (ii) give Purchaser and its authorized representatives reasonable access during normal business hours and on reasonable notice to the books and records of the Seller Parties and their Affiliate as they may reasonably request, (iii) permit Purchaser and its authorized representatives to make such inspections as they may reasonably request, including any investigation Purchaser deems reasonably necessary or appropriate to assess the environmental condition of the Transferred Assets or the ownership and operation of the Transferred Assets or the Easement Area, provided that such access shall be granted under conditions which will not unreasonably interfere with the business and operations of Seller or any of the Selling Subsidiaries, as applicable, and (iii) cause its officers, employees and agents to furnish Purchaser and its authorized representatives with such financial and operating data and other information, including assessments, reports, or other information regarding environmental matters pertaining to the Transferred Assets or the ownership and operation of the Transferred Assets and relevant to the continuing ownership and operation of the Transferred Assets or relevant to the transition of ownership and operation of the Transferred Assets hereunder, that is available with respect to the Transferred Assets or the ownership and operation of the Transferred Assets as they may from time to time reasonably request; provided, however, that Seller may restrict access to the extent reasonably necessary to (x) ensure compliance with antitrust and anticompetition laws, (y) preserve the secrecy of confidential information to the extent not related to the ownership and operation of the Transferred Assets and (z) preserve legal privilege. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proviso to the preceding sentence apply.
(b)Purchaser will hold and will cause its representatives to hold in strict confidence all documents and information concerning the Transferred Assets or the ownership and operation of the Transferred Assets to the extent and in accordance with the terms and conditions of the Confidentiality Agreement. Notwithstanding the foregoing or any provision of the Confidentiality Agreement, Seller and the Selling Subsidiaries acknowledge and agree that, from and after the Closing, all information relating to the Transferred Assets or the ownership and operation of the Transferred Assets shall be deemed to be confidential information of Purchaser and shall not be subject to the terms of the Confidentiality Agreement.
(c)For seven (7) years following the Closing Date consistent with Seller’s record retention policies as currently in effect or subsequently modified, Seller will retain, at Seller’s sole expense, any records and documents relating to the Transferred Assets or the ownership and operation of the Transferred Assets that were retained by Seller or any of its Affiliates (including the Selling Subsidiaries) under this Agreement (including any Books and Records). During such period, Seller will afford to Purchaser, its counsel and accountants, during normal business hours and on reasonable advance notice, reasonable access to such records and documents relating to the ownership and operation of the Transferred Assets retained by Seller and permit the copying thereof at Purchaser’s expense. Following the expiration of such period, Seller may dispose of any such records and documents relating to the Transferred Assets or the ownership and operation of the Transferred Assets in accordance with Seller’s document retention policies, provided that prior to such disposal, Seller provides Purchaser with reasonable advance notice of such proposed disposal and uses commercially reasonable efforts to allow Purchaser to remove such records, at Purchaser’s sole cost and expense.
(d)After the Closing Date, Seller and each of the Selling Subsidiaries shall, at the request of Purchaser, (i) provide reasonable assistance in the collection of information or documents; (ii) make Seller’s or any Selling Subsidiary’s employees available when reasonably requested by Purchaser in connection with claims or actions brought by or against third parties based upon events or circumstances which either concern Assumed Liabilities or as to which Seller’s employees would have relevant knowledge or information; and (iii) otherwise reasonably cooperate with Purchaser in connection with the contest or defense of such claims or actions. Purchaser shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in providing said assistance. In each of the foregoing cases all such cooperation and assistance shall be during business hours and on reasonable notice, and subject to any legal privilege reasonably asserted by Seller. Seller shall not be required to provide any such assistance and cooperation with respect to any matter which involves, in Seller’s legal counsel’s opinion, a conflict of interest between Seller and Purchaser; provided, that, in the case of privileged material, the Seller shall use reasonable efforts to enter into such joint defense agreements or similar arrangement, so as to allow for disclosure without the loss of privilege.
Section 5.03Reasonable Best Efforts; Good Faith; Non-Assignable Permits; Licenses.
(a)Upon the terms and subject to the conditions of this Agreement, Seller and Purchaser will cooperate and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement.
(b)Without limiting the foregoing:
(i)Seller and Purchaser shall take such reasonable actions following the Closing as may be necessary or appropriate to make effective the transactions contemplated hereby as may be requested by the other party, (including transferring back (i) to Seller or its designees each Excluded Asset and any asset or Liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or Liability was transferred to Purchaser or (ii) to Purchaser any asset or Liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to Purchaser at the Closing, as appropriate); and
(ii)this Agreement shall not constitute an agreement to transfer, sell, convey, deliver or otherwise assign or an attempt to transfer, sell, convey, deliver or otherwise assign, any Permit if such action would result in a violation of applicable Law or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. The beneficial interest in and to all Permits shall in any event pass to Purchaser in accordance with the terms of this Agreement at the Closing, and Seller and each of the Selling Subsidiaries covenants and agrees to cooperate with Purchaser in any lawful and economically reasonable arrangement to provide Purchaser, at Purchaser’s expense, with Seller’s or any of its Subsidiaries (including the Selling Subsidiaries) entire interest in the benefits in any such Permit. Seller and each Selling Subsidiary, shall and shall cause its Subsidiaries to, exercise or exploit their respective rights and options with respect to any such Permit referred to in this Section 5.03(b) only as reasonably directed by Purchaser; provided, that Purchaser shall be responsible for any Liability incurred by Seller or such Selling Subsidiary pursuant to such direction. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Permit to which such consent, authorization, approval, waiver, release, substitution or amendment relates without the payment of further consideration and the obligations so assumed thereunder shall be deemed Assumed Liabilities.
(c)In addition to the requirements set forth above in this Section 5.03 (and subject to the limitations set forth therein), each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the fulfillment of each condition to the other party’s obligations set forth in Article VI of this Agreement (it being understood and agreed that neither Seller nor Purchaser shall be required to expend any amounts or incur any liabilities in connection with obtaining any third-party waivers, consents or approvals).
(d)The Purchaser shall take, or cause to be taken, those actions set forth in Section 5.03(d) of the Purchaser Disclosure Schedule.
Section 5.04Public Announcements. Purchaser and Seller will consult with each other before either party or any of its Affiliates issue any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and neither Purchaser nor Seller nor any of their respective Affiliates shall issue any such press release or make any such public statement without the prior approval of the other parties to this Agreement, such approval not to be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or any securities exchange on which the securities of Purchaser or Seller or any of their respective Affiliates, as the case may be, are listed. Notwithstanding the foregoing, the parties agree to issue an announcement regarding the execution and delivery of this Agreement in form and content reasonably satisfactory to Seller and Purchaser, as soon as practicable following the execution hereof.
Section 5.05Certain Notices. Seller shall notify the Purchaser in writing and Purchaser shall notify Seller in writing of (i) any notice or other communication received by Seller, Purchaser or any of their respective Affiliates, as the case may be, from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any actions, suits, claims, investigations or Proceedings commenced or, to Seller’s or Purchaser’s, as the case may, be, Knowledge threatened against, relating to or involving or otherwise affecting Seller, any of its Affiliates, the Transferred Assets or the ownership and operation of the Transferred Assets or the Purchaser, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.
Section 5.06Bulk Transfer Laws. Without admitting the applicability of the bulk transfer Laws of any jurisdiction, each Seller Party, on the one hand, and Purchaser, on the other, have agreed to waive the compliance with the requirements of any applicable Laws relating to bulk sales. The Seller Party shall, jointly and severally, defend, indemnify and hold harmless Purchaser from and against any losses incurred as a result of any noncompliance with any applicable bulk transfer Laws.

Section 5.07Confidentiality.
(a)From and after the Closing, each Seller Party shall, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Representatives”) to, keep confidential and not disclose all information solely relating to the Transferred Assets or the ownership and operation of the Transferred Assets (whether in the possession of any Seller Party, its Affiliate or such Representative at the time of the Closing or subsequently obtained by any Seller Party, any of its Affiliate or any such Representative from Purchaser pursuant to this Agreement or the Other Transaction Documents) (“Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or any Other Transaction Document. The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of any Seller Party, any of its Affiliates or any of their Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Purchaser on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures (i) required by Law or a securities exchange on which the securities of Seller or any of its Affiliates are listed, or (ii) on a confidential basis to Seller’s Representatives (provided that Seller shall be required to cause such Representatives to comply with the restrictions set forth in this Section 5.07) or (iii) to the extent reasonably necessary in connection with the operation of the refineries by Seller and the Selling Subsidiaries in the ordinary course of business consistent with past practice or (iv) to the extent reasonably necessary in connection with the performance or enforcement of this Agreement; provided, that, with respect to clause (i), Seller, to the extent practicable, shall provide Purchaser with prompt notice thereof so that Purchaser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.07. In the event that such protective order or other remedy is not obtained or Purchaser waives compliance with the provisions of this Section 5.07, the Seller Parties shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is advised by counsel is legally required, and each Seller Party shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.
Section 5.08Supplemental Disclosure. From time to time prior to the Closing, Seller will, reasonably promptly following its becoming aware thereof, supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or discovered which, if known, existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule. Any supplement or amendment of the Seller Disclosure Schedule made pursuant to this Section 5.08 shall not be deemed to cure any breach or inaccuracy of any representation or warranty made or deemed to be made (pursuant to Section 6.03(b) or Section 9.01(a)(ii) in this Agreement).
Section 5.09 Transition Services Agreement; Long-Term Supply Agreements; Seller Parties’ Exclusive Right to Supplies.

(a)At the Closing, Purchaser, Seller, Delaware City Refining, Martinez Refining and Torrance Refining shall enter into the Transition Services Agreement with respect to, among other things, Transition Services (as defined in the Transition Services Agreement).
(b)Pursuant to the applicable Transition Services Agreement, upon the terms and subject to the conditions set forth therein, (i) Seller and the applicable Selling Subsidiary will have the exclusive right, and the obligation, to purchase the products generated by the applicable SMR Facilities during the period from the Closing until the execution and delivery of the applicable Supply Agreements contemplated thereby, and (ii) Purchaser, Seller and the applicable Selling Subsidiary shall negotiate the terms of, and execute and deliver, the Supply Agreements, which shall have the economic or other terms set forth in Schedule 5.09(b).
(c)In the event that (i) the Parties have not entered a Supply Agreement with respect to an SMR prior to the end of the term of the Transition Services Agreement or (ii) Purchaser has used its commercially reasonable efforts to obtain the applicable Permits but for reasons unrelated to its efforts to obtain such Permits, has not obtained the Permits required for Purchaser to operate an SMR Facility, then the Parties agree to extend the Long-Stop Date (as defined in the Transition Services Agreement) to the date on which Purchaser commences operations with respect to such SMR Facility under a Supply Agreement, but in no event longer than five years from the Closing Date. Purchaser acknowledges and agrees that the buy-out option referred to in Section 15 (Termination) of Schedule 5.09 and the terms of the right of ROFR set forth in Section 15 (Termination) of Schedule 5.09 are part of this Agreement and shall apply to the SMRs.
Section 5.010Exclusivity. From the date of this Agreement through the Closing (or earlier termination of this Agreement), no Seller Party will, and each Seller Party will cause each of its Affiliates and their Representatives not to, effect any transaction involving the sale, transfer or other disposition of any right, title or interest in or to any of the Transferred Assets or the sale, transfer or other disposition, directly or indirectly, of any interest in any of the capital stock of any Person owning the Transferred Assets, or any merger, consolidation, business combination, or similar transaction involving any Person that owns any interest in the Transferred Assets.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.01General Conditions. The obligations of each party to this Agreement to consummate the Sale Transaction contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement; and

(b)No action or Proceeding initiated by any governmental or regulatory body seeking an Injunction prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.
Section 6.02Conditions to Obligations of Seller. The obligations of Seller to consummate the Sale Transaction contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing Date;
(b)The representations and warranties of Purchaser contained in this Agreement (i) to the extent qualified by materiality shall be true and correct and (ii) to the extent not qualified by materiality shall be true and correct in all material respects, in the case of each of (i) and (ii) as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of the date specified therein, in which case such representation or warranty shall be true and correct as of such date), except to the extent where the failure to be so true and correct, individually or in the aggregate, has not had or is not reasonably likely to have a material adverse effect on Purchaser or Purchaser’s ability to consummate the contemplated transactions; and
(c)Seller shall have received from Purchaser a certificate signed by an appropriate officer of Purchaser to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.02 have been satisfied.
Section 6.03Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Sale Transaction contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)Each of Seller and each of the Selling Subsidiaries shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement at or prior to the Closing Date;
(b)(i) The Fundamental Representations (excluding the representations and warranties in Sections 3.06(a) and 3.18(a)) and the representations set forth in Section 3.07(a)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of the date specified therein, in which case such representation or warranty shall be true and correct as of such date); (ii) the representations and warranties in Sections 3.06(a) and 3.18(a) shall be true and correct, other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of the date specified therein, in which case such representation or warranty shall be true and correct as of such date); and (iii) the representations and warranties of Seller and each of the Selling Subsidiaries set forth in this Agreement (other than those set forth in Sections 6.03(b)(i) and (ii)) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of the date specified therein, in which case such representation or warranty shall be true and correct as of such date), in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; except where the failure to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; and
(c)Purchaser shall have received from Seller a certificate signed by an appropriate officer of Seller to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.03 have been satisfied. No exceptions taken in such certificate will modify Seller’s representations, warranties, covenants or agreements made or deemed made hereunder or have any effect for purposes of Purchaser’s closing condition or indemnity rights hereunder.
(d)Seller shall have received an executed copy of an opinion in substantially the form of Schedule 6.03(d) from the party identified in Schedule 6.03(d) dated as of the Closing Date.
ARTICLE VII
TAXES
Section 7.01Transfer Taxes. All Transfer Taxes levied on the parties resulting from the transactions contemplated by this Agreement (which for the avoidance of doubt shall not include the transactions undertaken pursuant to the Other Transaction Documents) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; provided, however, that Seller shall be responsible for all Transfer Taxes imposed with respect to the creation and recording of any easement for the benefit of Purchaser or its Affiliates related to the Delaware City SMR. The parties shall cooperate to minimize any such Transfer Taxes and shall each sign and file or cause an Affiliate of each of them to timely sign and file all necessary Tax Returns and other documentation with the relevant Governmental Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law, including any certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes. If a Seller Party is required by Law to file any such Tax Return or other documentation, Purchaser shall pay to such Seller Party the amount of any Taxes required to be borne by Purchaser under this Section 7.01 with respect to such Tax Return no later than five (5) days prior to the due date thereof (and any payment not made by such time shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid). If Purchaser is required by Law to file any such Tax Return or other documentations, Seller shall pay to Purchaser the amount of any Taxes required to be borne by Seller under this Section 7.01 with respect to such Tax Return no later than five (5) days prior to the date thereof (and any payment not made by such time shall bear interest at the rate per annum determine, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid).
Section 7.02Straddle Periods. Subject to Section 2.08, all personal property Taxes, real property Taxes, and similar ad valorem or periodic obligations, levied with respect to the Transferred Assets or the operation thereof for a Straddle Period shall be apportioned between the Pre-Closing

Tax Period and the Post-Closing Tax Period as of the Closing Date based on the number of days of such taxable period included in the Post-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Subject to Section 2.08, Seller shall be liable for the amount of such Taxes that is apportioned to the Pre-Closing Tax Period, and Purchaser shall be liable for the amount of such Taxes that is apportioned to the Post-Closing Tax Period. Within a reasonable period, Seller, on the one hand, and Purchaser, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.02, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.
Section 7.03Contests Related to Taxes.
(a)Notwithstanding anything to the contrary in Section 9.04, if, after the Closing Date, a party entitled to indemnification for Taxes hereunder receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding (a “Tax Claim”) with respect to such indemnified Taxes (in whole or in part), such party shall supply a copy of such document to the potentially indemnifying party within seven (7) days of receipt. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Claim, or as required by applicable Law.
(b)Seller shall control any Tax Claim of Seller, and Purchaser shall control any Tax Claim of Purchaser; provided, however, that the party not controlling a Tax Claim (i) shall keep the other party reasonably informed of the progress of such Tax Claim and (ii) shall not settle or otherwise resolve any such Tax Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.04Cooperation Related to Taxes. Each party hereto shall cooperate fully, and cause each of its Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any Tax audit, demand, claim or other proceeding, any information necessary or reasonably requested to allow Seller or Purchaser to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws and any certificates or forms. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 7.04 or under any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes of any member of the Seller Group shall be kept, unless otherwise required by applicable Law, confidential by the parties hereto and their respective legal and Tax advisors.
Section 7.05    Tax Treatment. Each party hereto (a) agrees to treat the Sale Transaction as a transaction described in Section 1001 of the Code for U.S. federal Tax purposes and applicable state, local, and foreign Tax purposes and (b) shall not take, and shall not permit any of its respective

Affiliates to take, any position (whether in a Tax Return or financial statement, before any Governmental Authority, in any judicial proceeding or otherwise) that is inconsistent with such Tax treatment.
ARTICLE VIII
TERMINATION
Section 8.01Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by the mutual written agreement of Purchaser and Seller;
(b)by either Purchaser or Seller by giving written notice of such termination to the other party, if the Closing shall not have occurred by May 31, 2020, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)by either Purchaser or Seller if there shall be any Law or regulation that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or Judgment of any court or governmental body having competent jurisdiction;
(d)by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.02(b) (in the case of a breach of representation or warranty by Purchaser) or Section 6.03(b) (in the case of a breach of representation or warranty by Seller); or
(e)by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving such covenant or agreement not to consummate the transactions contemplated hereby under Article VI.

Section 8.02Effect of Termination. If this Agreement is terminated as permitted under Section 8.01, such termination shall be without liability to any party to this Agreement or to any Affiliate, shareholder, director, officer, attorney, accountant, agent, employee or representative of such party, and following such termination no party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other party except as contemplated in this Section 8.02 or Section 10.01; provided that no such termination shall relieve any party that has willfully breached any provision of this Agreement from liability for such breach, and any such breaching party shall remain fully liable for any and all Damages incurred or suffered by another party to this Agreement as a result of such breach. The provisions of this Section 8.02, the first sentence of Section 5.02(b), Section 5.05, Article X (other than Sections 10.02 and 10.04) and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article VIII.
ARTICLE IX
INDEMNIFICATION
Section 9.01Indemnification by Seller.
(a)From and after the Closing and subject to the provisions of this Article IX (including the limitations set forth in Section 9.04 and Section 9.06), (w) Seller agrees, (x) Seller and Delaware City Refining, jointly and severally agree with respect to the Delaware City SMR and related Transferred Assets, (y) Seller and Martinez Refining, jointly and severally agree with respect to the Martinez SMRs and related Transferred Assets, and (z) Seller and Torrance Refining, jointly and severally agree with respect to the Torrance SMRs and related Transferred Assets, to pay and to indemnify (each such indemnifying party as set forth herein, a “Seller Indemnifying Party” and collectively, solely as provided herein, the “Seller Indemnifying Parties”) fully, hold harmless and defend each Purchaser Indemnified Party from and against any and all claims and/or liabilities, damages, penalties, Judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees) (collectively, “Damages” subject to Section 9.07(d)), arising out of or relating, directly or indirectly, to:
(i)Any inaccuracy or the breach of any representation or warranty of Seller or any Selling Subsidiary contained in this Agreement, any Related Agreement or in any certificate furnished by or on behalf of Seller or any of its Subsidiaries (including the Selling Subsidiaries) to Purchaser pursuant to this Agreement or any Related Agreement;
(ii)any inaccuracy or breach of any representation or warranty of Seller or any Selling Subsidiary contained in this Agreement or any Related Agreement as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 9.01(a)(ii) to have been made by Seller or such Selling Subsidiary as of the Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 9.01(a)(ii) to have been made as of such date;

(iii)any breach of any covenant or agreement of Seller or any of the Selling Subsidiaries contained in this Agreement or any Related Agreement;
(iv)Permitted Liens except for (x) Liens created by Purchaser or (y) Permitted Liens referenced in clause (iv) of the definition thereof; or
(v)the Excluded Liabilities.
(b)Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.01, (x) a breach of a representation or warranty shall be deemed to exist either (i) if such representation or warranty is actually inaccurate or breached or (ii) would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as any adverse effect or change) or similar language, except that this clause (ii) shall not apply to the Fundamental Representations or Section 3.07(a)(ii) and Section 3.07(c), and (y) the amount of Damages in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (x), shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty.
(c)Nothing in this Section 9.01 or in Section 9.02 shall require a Purchaser Indemnified Party to seek to recover Damages from any third party before making a claim for indemnification pursuant to Article IX.
(d)From and after the Closing, except in the case of fraud or willful misconduct or as provided in Sections 5.06, 8.02 and 9.02, Article VI or Article VII the right to indemnification provided for in this Section 9.01 shall be the exclusive remedy for money damages of all Purchaser Indemnified Parties with respect to the transactions contemplated under this Agreement.
Section 9.02Indemnification for Environmental Matters.
(a)From and after the Closing and subject to the provisions of this Article IX (including the limitations set forth in Section 9.04), (w) Seller agrees, (x) Seller and Delaware City Refining, jointly and severally agree with respect to the Delaware City SMR and related Transferred Assets, (y) Seller and Martinez Refining, jointly and severally agree with respect to the Martinez SMRs and related Transferred Assets, and (z) Seller and Torrance Refining, jointly and severally agree with respect to the Torrance SMRs and related Transferred Assets, to pay and to indemnify fully, hold harmless and defend each Purchaser Indemnified Party from and against all Damages suffered by a Purchaser Indemnified Party arising out of or relating, directly or indirectly, to:
(i)contamination or pollution (including any Environmental Claims relating thereto) to the extent related to the Transferred Assets or the Easement Area, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing, including all on-site storage, disposal, migration or presence of Hazardous Materials, whether or not such matters are identified in Section 3.10 of the Seller Disclosure Schedule;

(ii)all Environmental Claims regarding, or Releases or threatened Releases relating to or arising, directly or indirectly, as a result of, or contamination, pollution: (A) resulting specifically from those matters identified in Section 9.02(a)(ii) of the Seller Disclosure Schedule or the off-site transportation, storage, disposal, migration or presence of Hazardous Materials from any property or operations of the Transferred Assets or ownership and operation of the Transferred Assets or the Easement Area, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing; or (B) caused by any Person other than a Purchaser Indemnified Party or any of their employees, agents or contractors whether before or after the Closing; or (C) resulting from or relating to any Excluded Asset or Excluded Liability, but in any event excluding any condition or circumstance caused by a Purchaser Indemnified Party or any of their employees, agents or contractors, whether before or after the Closing;
(iii)any non-compliance by, for or relating to the Transferred Assets or the ownership and operation of the Transferred Assets with any Environmental Laws or Permits thereunder that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing, whether or not such matters are identified in Section 3.10 of the Seller Disclosure Schedule;
(iv)any liabilities, penalties or claims for occupational health hazards, risks or Damages that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing relating to the Transferred Assets or the ownership and operation of the Transferred Assets, whether or not such matters are identified in the Seller Disclosure Schedule; and
(v)any liabilities, penalties, claims, costs or expenses related in any way to the Consent Decree entered in the matters captioned, United States of America et al. v. ExxonMobil Corporation et al., Case No. 05-C-5898 in the United States District Court for the Northern District of Illinois and United States of America et al. v. Motiva Enterprises LLC in the United States District Court for the Sothern District of Texas (the “Consent Decrees”), including, without limitation, any fines or penalties arising from any violation of either Consent Decree, any capital investments and any additional operation and/or maintenance costs.
(b)A Purchaser Indemnified Party will notify Seller in writing promptly after, and in any event within thirty (30) days of, a Purchaser Indemnified Party’s receipt of any written Environmental Claim of, or within thirty (30) days upon notification of any environmental condition requiring remedial investigation, clean up or corrective action giving rise to indemnification by any Seller Party hereunder. A Purchaser Indemnified Party also will provide Seller written notice promptly after, and in any event within thirty (30) days after verification of, the discovery of any Release or threatened Release of a Hazardous Material giving rise to indemnification by any Seller Party hereunder. Failure to provide such notice within the time period set forth herein will not result in the Damages relating thereto being excluded from indemnification by any Seller Party, except and then only to the extent such Seller Party has been prejudiced thereby. Notwithstanding the foregoing, Purchaser may undertake any necessary remedial investigation, clean up or corrective action without providing the notifications set forth above to respond to an emergency condition that requires an immediate response to protect human health or the environment; as soon as practicable following such emergency response (and, in any case, no later than fifteen (15) Business Days after such response), Purchaser shall notify Seller of such response and the indemnification obligations of the applicable Seller Party shall date back to the initial investigation and response for such matter.
(c)Any Environmental Claim relating to conditions at or liability from or regarding the Easement Area, or Release or threatened Release related to the Transferred Assets or the ownership and operation of the Transferred Assets or the Easement Area, that is made or discovered after Closing shall be presumed to be subject to indemnification by the Seller Parties hereunder. In the event it is not clear whether an environmental condition or liability is attributable to Purchaser’s post-Closing activities on the Easement Area, it will be presumed that the condition or liability constitutes solely a Seller Party indemnifiable obligation, except to the extent (and then only to the extent) Seller demonstrates by a preponderance of the evidence that Purchaser caused or contributed to the condition or liability in question.
(d)In connection with any claim for indemnification under this Section 9.02, Purchaser will cooperate with all reasonable requests of Seller, including providing reasonable access to property, non-privileged (subject to a customary confidentiality agreement) records and data, and allowing Seller, at its sole cost and expense, to obtain split or duplicate samples of any testing conducted by or for Purchaser at the Easement Area.
Section 9.03Indemnification by Purchaser.
(a)From and after the Closing and subject to the provisions of this Article IX, Purchaser agrees to pay and to indemnify fully, hold harmless and defend each Seller Indemnified Party from and against any and all Damages arising out of or relating, directly or indirectly, to:
(i)any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, Related Agreement or in any certificate furnished by or on behalf of Purchaser to Seller pursuant to this Agreement or any Related Agreement;
(ii)any breach of any covenant or agreement of Purchaser contained in this Agreement or any Related Agreement;
(iii)the Assumed Liabilities; or
(iv)any Transfer Taxes payable by Purchaser hereunder.
(b)Nothing in this Section 9.03 shall require a Seller Indemnified Party to seek to recover Damages from any third party before making a claim for indemnification pursuant to Article IX.
(c)From and after the Closing, except in the case of fraud or willful misconduct or as provided in Section 9.01 or Article VII, the right to indemnification provided for in this

Section 9.03 shall be the exclusive remedy of all Seller Indemnified Parties with respect to the transactions contemplated under this Agreement.
Section 9.04Indemnification Process. The party or parties making a claim for indemnification under Section 9.01, 9.02 or 9.03 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article IX shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party”. All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:
(a)In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice describing in reasonable detail (based on the information then reasonably available to the Indemnified Party) the nature of such claim, demand or Proceeding and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or Proceeding) and the basis of the Indemnified Party’s request for indemnification hereunder (a “Claim Notice”). In addition, the Indemnified Party shall use reasonable efforts to deliver to the Indemnifying Party copies of all material written evidence of any claim in such Indemnified Party’s possession or control. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim. Notwithstanding anything herein to the contrary, the failure of the Indemnified Party to give notice or provide documents as provided herein shall not relieve the Indemnifying Party of its respective indemnification obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced as a result of such failure to give notice or provide documents.
(b)In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that (i) counsel for the Indemnifying Party who shall conduct the defense or settlement of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party proceeds in good faith. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense as provided herein, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that, except as otherwise provided herein, the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest. If the Indemnifying Party shall (A) fail to notify the Indemnified Party of its intent to exercise its rights to defend any Third Party Claim within twenty (20) days after receipt of any Claim Notice with respect thereto or (B) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of such Third Party Claim pursuant to the preceding sentence and proposes to settle such Third Party Claim prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof but, in the case of clause (B) of the preceding sentence, shall not settle such Third Party Claim or forego appeal with respect thereto without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Except as contemplated by the prior sentence, in the event any Indemnified Party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article IX with respect to such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms (A) does not provide for injunctive or other non-monetary relief effecting the Indemnified Party, (B) includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a full and unconditional release from all liability with respect to such Third Party Claim and (C) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim.
(c)In the event of a Direct Claim the Indemnifying Party shall notify the Indemnified Party within ninety (90) days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either party may pursue a remedy at law or in equity.
(d)From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates, and shall make employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. All such access shall be granted during normal business hours and shall be granted under conditions, which will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice or defense of a Third Party Claim or a Direct Claim) or disclose to any third person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.04(d).
Section 9.05Survival.
(a)The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 9.05, and any and all claims and causes of action for indemnification under this Article IX arising out of the inaccuracy or breach of any representation or warranty of Seller or Purchaser must be made prior to the termination of the applicable survival period set forth in this Section 9.05. The representations and warranties in the Fundamental Representations (excluding the representations and warranties in Section 3.06(a)) and Sections 4.01, 4.02, 4.04, 4.06, 4.09 and 4.10 shall survive without limit, the representations and warranties in Section 3.17 shall survive until ninety (90) days following the expiration of the applicable statute of limitations including any extensions thereof, and all of the other representations and warranties of Seller (including the representations and warranties in Section 3.06(a)) and Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under this Article IX with respect thereto shall terminate after eighteen (18) months after the Closing; it being understood that in the event notice of any claim for indemnification under Sections 9.01(a)(i) and (a)(ii) or Section 9.03(a)(i) shall have been given in accordance with Section 9.05 within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.
(b)All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; provided that for the avoidance of doubt, the obligations of Purchaser to assume, and to indemnify Seller Indemnified Parties for, the Assumed Liabilities and the obligations of the Seller Parties to indemnify the Purchaser Indemnified Parties for the Excluded Liabilities shall, in each case, survive indefinitely. Claims with respect to breaches of all other covenants and agreements contained herein shall survive the Closing and shall thereupon terminate on the eighteen (18) month anniversary of the Closing Date, it being understood that in the event notice of any claim for indemnification under Section 9.01(a)(iii) or Section 9.03(a)(iii) shall have been given in accordance with Section 9.05 within the applicable survival period, the covenants that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.
Section 9.06Limitations on Indemnification.
(a)Notwithstanding any provision to the contrary contained in this Agreement but subject to Section 9.06(a)(iv), the following limitations shall apply with regard to the Seller Indemnifying Parties’ obligations to indemnify the Purchaser Indemnified Parties pursuant to Sections 9.01(a)(i) and (ii):

(i)No claim for indemnification may be made against any Seller Indemnifying Party for indemnification pursuant to Sections 9.01(a)(i) or (ii) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless such individual action, occurrence or event exceeds One Hundred Seventy Five Thousand Dollars ($175,000) (the “Seller De Minimis Amount”) (and in such case, no Damage below the Seller De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Damages).
(ii)No Seller Indemnifying Party shall be liable to indemnify any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 9.01(a)(i) or (ii) unless (A) such Purchaser Indemnified Party has submitted Claim Notices for such claim as required by this Agreement, and (B) the aggregate amount of all claims for indemnification and Damages of the Purchaser Indemnified Parties with respect to Sections 9.01(a)(i) and (ii) (excluding individual claims and Damages less than the applicable Seller De Minimis Amounts) shall exceed an amount equal to Five Million Dollars ($5,000,000) (the “Seller Deductible Amount”), after which point such Seller Indemnifying Party shall be obligated to indemnify the Purchaser Indemnified Parties from and against the amount of such aggregate claims for indemnification and Damages in excess of the Seller Deductible Amount (excluding individual claims for indemnification and Damages that are less than the Seller De Minimis Amount). For claims not otherwise subject to indemnification as a result of the Seller Deductible Amount, Purchaser shall keep Seller reasonably aware of the status of such claims, including amounts expended in respect thereof.
(iii)Notwithstanding anything in this Agreement to the contrary but subject to Section 9.06(a)(iv), Seller Indemnifying Parties’ liability to indemnify pursuant to Sections 9.01(a)(i) and (ii) shall not exceed, in the aggregate, an amount equal to Fifty Three Million Dollars ($53,000,000).
(iv)Notwithstanding anything to the contrary in this Agreement, none of the limitations set forth in this Section 9.06 shall apply in respect of any claim or series of related claims for indemnification:
(1)pursuant to any of Sections 9.01(a)(iii)-(v),
(2)pursuant to Section 9.02; or
(3)pursuant to Sections 9.01(a)(i) or 9.01(a)(ii) with respect to any breach or inaccuracy of any Fundamental Representations; provided, however, that, subject to Section 9.06(a)(v), the aggregate liability of the Seller Indemnifying Parties pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) shall not exceed the Purchase Price;
(v)Without duplication, the aggregate Liability of
(1)Seller and Delaware City Refining pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) in respect of any breaches or inaccuracies of any Fundamental

Representation, to the extent related solely to the Delaware City SMR and related Transferred Assets (such Liabilities, the “Delaware City SMR Liabilities”) shall not exceed 14.3% of the Purchase Price; provided, that no other Seller Indemnifying Party shall have any Liability under Sections 9.01(a)(i) and 9.01(a)(ii) with respect to any claims of indemnification made in connection with the Delaware City SMR Liabilities;
(2)Seller and Martinez Refining pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) in respect of any breaches or inaccuracies of the Fundamental Representations, to the extent related solely to the  Martinez SMR with an estimated capacity 42 mmscfd of hydrogen and related Transferred Assets (such Liabilities, the “Martinez SMR-1 Liabilities”) shall not exceed 15% of the Purchase Price; provided, that no other Seller Indemnifying Party shall have any Liability under Sections 9.01(a)(i) and 9.01(a)(ii) with respect to any claims of indemnification made in connection with the Martinez SMR-1 Liabilities;
(3)Seller and Martinez Refining pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) in respect of any breaches or inaccuracies of the Fundamental Representations to the extent related solely to the  Martinez SMR with an estimated capacity 60 mmscfd of hydrogen and related Transferred Assets (such Liabilities, the “Martinez SMR-2 Liabilities”) shall not exceed 21.4% of the Purchase Price; provided, that no other Seller Indemnifying Party shall have any Liability under Sections 9.01(a)(i) and 9.01(a)(ii) with respect to any claims of indemnification made in connection with the Martinez SMR-2 Liabilities;
(4)Seller and Torrance Refining pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) in respect of any breaches or inaccuracies of the Fundamental Representations, to the extent related solely to the  Torrance SMR with an estimated capacity 40 mmscfd of hydrogen and related Transferred Assets (such Liabilities, the “Torrance SMR-1 Liabilities”) shall not exceed 14.3% of the Purchase Price; provided, that no other Seller Indemnifying Party shall have any Liability under Sections 9.01(a)(i) and 9.01(a)(ii) with respect to any claims of indemnification made in connection with the Torrance SMR-1 Liabilities; and
(vi)Seller and Torrance Refining pursuant to Sections 9.01(a)(i) and 9.01(a)(ii) in respect of any breaches or inaccuracies of the Fundamental Representations, to the extent related solely to the  Torrance SMR with an estimated capacity 98 mmscfd of hydrogen and related Transferred Assets (such Liabilities, the “Torrance SMR-2 Liabilities”) shall not exceed 35% of the Purchase Price; provided, that no other Seller Indemnifying Party shall have any Liability under Sections 9.01(a)(i) and 9.01(a)(ii) with respect to any claims of indemnification made in connection with the Torrance SMR-2 Liabilities.
(b)Notwithstanding any provision to the contrary contained in this Agreement but subject to Section 9.06(b)(iii), the following limitations shall apply with regard to Purchaser’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 9.03:

(i)No claim for indemnification may be made against Purchaser for indemnification pursuant to Section 9.03(a)(i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless such individual action, occurrence or event exceeds One Hundred Seventy Five Thousand Dollars ($175,000) (the “Purchaser De Minimis Amount”) (and in such case, no Damages below the Purchaser De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Damages).
(ii)Purchaser shall not be liable to indemnify any Seller Indemnified Party for any claim for indemnification pursuant to Section 9.03(a)(i) unless (A) the Seller Indemnified Parties have submitted Claim Notices for such claim for indemnification as required by this Agreement, and (B) the aggregate amount of all claims and Damages of the Seller Indemnified Parties with respect to Section 9.03 (excluding individual claims and Damages less than the applicable Purchaser De Minimis Amounts) shall exceed an amount equal to Five Million Dollars ($5,000,000) (the “Purchaser Deductible Amount”), after which point Purchaser shall be obligated to indemnify the Seller Indemnified Parties from and against the amount of such aggregate claims and Damages in excess of the Purchaser Deductible Amount (excluding individual claims and Damages that are less than the Purchaser De Minimis Amount). For claims not otherwise subject to indemnification as a result of the Purchaser Deductible Amount, the Seller Indemnified Party shall keep Purchaser reasonably aware of the status of such claims, include amounts expended in respect thereof.
(iii)Notwithstanding anything to the contrary in this Agreement, none of the limitations set forth in this Section 9.06 shall apply in respect of any claim or series of related claims for indemnification pursuant to:
(1)Sections 9.03(a)(ii)-(iii), or
(2)Section 9.03(a)(i); provided, however, that Purchaser’s aggregate liability pursuant to Section 9.03(a)(i) shall not exceed the Purchase Price.
(c)Notwithstanding anything to the contrary contained herein, a party seeking indemnification under this Article IX may not recover duplicative losses in respect of a single set of facts or circumstances even if such facts or circumstances would constitute a breach of more than one representation, warranty, covenant or agreement in this Agreement and any right to indemnification shall be determined without duplication of recovery from such state of facts.
Section 9.07Calculation of Damages.
(a)The amount of any Damages for which indemnification is provided under this Article IX shall be reduced (i) to take account of any net insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto and (ii) to the extent an Indemnified Party does not use reasonable steps and use commercially reasonable efforts to mitigate any and all Damages in accordance with applicable Law, it being understood and agreed that (x) to the extent any Indemnified Party undertakes such mitigation efforts, the costs of such efforts may be included in the calculation of indemnifiable Damages hereunder, and (y) to the extent that pursuant to the terms of any Other Transaction Document, Seller or its Affiliates has any right, obligation or responsibility related to any event, condition, occurrence or circumstance for which any Purchaser Indemnified Party is the Indemnified Party hereunder, the determination of whether any mitigation steps or efforts by any Purchaser Indemnified Party are reasonable or required shall take into account the rights, obligations and responsibilities of Seller and its Affiliates under such Other Transaction Documents, and no Purchaser Indemnified Party shall be required to take such mitigation steps or efforts to the extent that Seller or any of its Affiliates has any obligation or responsibility with respect thereto under any Other Transaction Document.
(b)To the extent any net insurance proceeds and any indemnity, contribution or other similar payment are recovered after an indemnification payment has been made by an Indemnifying Party in respect of a claim or series of claims, the Indemnified Party shall remit such funds to the Indemnifying Party as promptly as practicable.
(c)The Indemnified Party may, but need not, commence legal or other proceedings to collect indemnity, contribution or other payments from any insurer or other third party. If the Indemnified Party elects to do so, the costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Indemnified Party in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under clause (a) above shall reduce the amount by which the Damages are reduced pursuant to clause (a), except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that an Indemnified Party has a right of recovery against any third party non-insurers with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights in each case at the Indemnifying Party’s expense.
(d)Neither Purchaser or Seller nor their respective Affiliates shall be liable to the other party or its Affiliates under this Agreement for any punitive, consequential, lost profits or exemplary damages; provided, however, that this Section 9.07(d) shall not be construed to limit any Indemnified Party’s rights to indemnification under this Article IX for punitive, consequential, lost profits or exemplary damages paid by such Indemnified Party to a third party in respect of a Third Party Claim.
Section 9.08No Implied Representations.
(a)NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NONE OF PURCHASER OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING NOR HAS ANY SUCH PERSON MADE

ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SUCH PERSON IN THIS AGREEMENT (INCLUDING THE SCHEDULES HERETO), INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(b)THE PARTIES AGREE THAT THE STATEMENTS SET FORTH IN THIS SECTION 9.08 CONSTITUTE A CONSPICUOUS LEGEND.
ARTICLE X
GENERAL PROVISIONS
Section 10.01Expenses. Each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.
Section 10.02Further Assurances. From time to time after the Closing and without further consideration, Purchaser and each of the Seller Parties, upon the request of the other party and at the other party’s expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser or Seller may reasonably request in order to consummate more effectively the purchase and sale of the Transferred Assets as contemplated by this Agreement, and to vest in Purchaser title to the Transferred Assets transferred under this Agreement, or as necessary for Purchaser to assume the Assumed Liabilities.
Section 10.03Notices. Any notices or other communications required or permitted under this Agreement or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:
If to Seller Parties, to:
PBF Holding Company LLC
1 Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Matthew Lucey
Facsimile:    (973) 971-3654
Email:        matthew.lucey@pbfenergy.com
With copies to:
PBF Holding Company LLC
1 Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Trecia Canty, General Counsel
Facsimile:    (973) 971-3654
Email:        trecia.canty@pbfenergy.com

and
Paul Hastings LLP
600 Travis Street, 58th Floor
Houston, Texas 77002
Attention:    Kfir Abutbul
Andres Mena
Email:         kfirabutbul@paulhastings.com
andresmena@paulhastings.com
If to Purchaser, to:
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195
Attention:    Sean D. Major, Corporate Secretary
Facsimile:    (610) 481-5765
Email:        Majors@airproducts.com
With copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
Attention:    Paul T. Schnell
Frank E. Bayouth
Facsimile:    (917) 777-2322
Email:        Paul.Schnell@skadden.com
Frank.Bayouth@skadden.com
or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.
Section 10.04Casualty Losses. If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss relating to damage to the Transferred Assets, then at the Closing all claims to insurance proceeds or other rights of Seller or any of its Affiliates against third parties arising from such casualty or loss shall (to the extent assignable) be separately assigned by Seller to Purchaser. To the extent not so assignable, Seller shall remit or cause to be remitted all proceeds received from insurers or other third parties in respect of such damage claims to Purchaser. Nothing contained in this Section 10.04 shall be deemed to limit or prejudice any rights that Purchaser may have under this Agreement or otherwise.
Section 10.05Headings and Schedules. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The disclosure or inclusion of any matter or item in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement.
Section 10.06Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware conflict of law rules.
Section 10.07No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement.
Section 10.08Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
Section 10.09Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller.
Section 10.10Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained herein by the other party. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.
Section 10.11Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
Section 10.12Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) and the Confidentiality Agreement set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and the Confidentiality Agreement and supersede and replace any prior understanding, agreement or statement of intent (including the Letter of Intent dated March 29, 2020 by and between Purchaser and Seller), in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement.
Section 10.13Return of Information. If, for any reason whatsoever, the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all Books and Records furnished by Seller or any of Seller’s Affiliates, agents, employees, or representatives (including all copies, if any) and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other Person.
Section 10.14Dispute Resolution.

(a)Negotiation. In the event of any dispute arising out of or relating to this Agreement (excluding the Transition Services Agreement or the Supply Agreements, which shall be governed by the terms thereof), or the performance, breach, validity, interpretation, application, or termination thereof (a “Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Section 10.14) the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the “Notice Date”). Any Dispute not resolved by good faith discussion shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.
(b)Arbitration. If a Dispute remains unresolved within sixty (60 days) after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, such Dispute shall be resolved by final and binding arbitration in accordance with this Section 10.14. The arbitration shall be conducted in accordance with this Agreement and the then-current American Arbitration Association (“AAA”) Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes and Optional Rules for Emergency Measures of Protection (such rules and procedures, collectively, the “AAA Rules”), and judgment on the award may be entered in any court having jurisdiction thereof. A party may initiate an arbitration by submitting a Demand for Arbitration with the AAA and the other party after the expiration of the applicable time periods set forth in the first sentence of this Section 10.14(b) (the “Demand for Arbitration”).
(c)Seat of the Arbitration. The seat of the arbitration shall be New York City, New York. The language of the arbitration shall be English. Upon agreement of the parties and the arbitrators, pre-hearing conferences and evidentiary hearings may be held in other locations, however the seat of the arbitration will be deemed to remain unchanged and any awards or orders will be deemed to have been made at the seat of the arbitration. The arbitrator(s) shall decide the issues submitted as arbitrators at law only and the arbitral panel shall base its award, and any interim awards, upon the terms of this Agreement, including Section 10.06. The arbitral panel is not empowered to and shall not act as amiable compositeurs or ex aequo et bono (except as otherwise expressly provided in this Agreement).
(d)Selection and Appointment of Arbitrator. In the event that any party’s claim or counterclaim equals or exceeds, directly or indirectly, Five Million Dollars ($5,000,000) (including a claim for injunctive relief, declaratory relief or other relief that is reasonably expected to have an economic impact on any party in excess of $5,000,000), exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators; otherwise, the Dispute shall be heard and determined by one (1) arbitrator. Any and all arbitrators appointed hereunder shall be independent and impartial.
(i)In the event that one (1) arbitrator shall hear the Dispute, the parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the parties are unable to so agree within thirty (30) days of the Demand for Arbitration, then the Dispute shall be heard and determined by three (3) arbitrators selected and appointed in accordance with the procedure set forth in this Section 10.14.

(ii)In the event that three (3) arbitrators shall hear the Dispute, the parties shall, within twenty (20) days after the Demand for Arbitration (or within twenty (20) days after expiration of the initial thirty (30) day period if three (3) arbitrators are being appointed pursuant to  Section 10.14(d)(i)), each select one person to act as arbitrator. The two arbitrators so selected shall, within twenty (20) days of their appointment, select a third arbitrator who shall serve as the chairperson of the arbitral panel.
(iii)If a party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within twenty (20) days of their appointment, then that arbitrator shall be selected and appointed pursuant to the selection procedure set forth in the AAA Rules; provided, however, that such selection and appointment shall be conducted on an expedited basis and shall be completed within twenty (20) days from failure to appoint or to agree within the periods stated above.
(iv)If there are multiple claimants or multiple respondents in any arbitration having three (3) arbitrators, and such claimants or respondents are unable to agree among themselves on the selection and appointment of an arbitrator within twenty (20) days after the Demand for Arbitration, then that arbitrator shall be selected and appointed in accordance with the procedure set forth in this Section 10.14(d)(iv) of this Agreement. In such circumstances, the claimant or claimants shall jointly select one arbitrator, and the respondent or respondents shall jointly select one arbitrator, within forty (40) days after submission of the Demand for Arbitration. If either the claimant or claimants on the one hand, or the respondent or respondents on the other hand, are able to select their respective arbitrator with the time period set forth herein, then, at any party’s request, the AAA shall appoint all of the arbitrators.
(v)Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the arbitral panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed.
(vi)The arbitrator(s) shall be bound by and shall follow the then current ABA/AAA Code of Ethics for Arbitrators in Commercial Disputes.
(vii)The arbitrator(s) shall decide the threshold issue of arbitrability.
(viii)At the request of a party, the arbitrator(s) may take such interim measures and make such interim orders as it deems necessary, including measures for the preservation of assets, the conservation of goods, or the sale of perishable goods. The arbitrator(s) may require appropriate security as a condition of ordering such measures.
(ix)At any time after the arbitral panel is constituted and upon motion of any party, the arbitral panel may hear and determine any preliminary issue of law asserted by a party to be dispositive, in whole or in part, of any claim or defense, pursuant to such procedures as the arbitral panel deems appropriate.

(x)At any time after the arbitral panel is constituted and upon motion of any party, the arbitral panel may summarily determine and dismiss, in whole or in part, any claim or issue in dispute (i) if the party asserting it has failed to state a claim as a matter of law, or (ii) if the pleadings and evidence show that no genuine issue of material fact exists with respect to any element of the claim or defense and that the moving party is entitled to disposition of the claim or defense as a matter of law.
(xi)If the arbitrator(s) deems it appropriate, keeping in mind the expedited nature of arbitration proceedings, the arbitral proceedings may be bifurcated according to claims or issues, and claims or issues may be heard and determined separately as may be appropriate.
(xii)The parties shall promptly exchange copies of all exhibits and witness lists, and, if requested by a party, to produce other relevant documents, to answer a reasonable amount of interrogatories (including subparts), to respond to a reasonable amount of requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such party has listed. Any discovery disputes shall be resolved by agreement of the parties or as ordered by the arbitral panel upon a finding of good cause.
(xiii)The arbitral panel shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no party or witness may be required to waive any privilege recognized at law. The arbitral panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.
(e)Awards and Relief.
(i)All awards shall be in writing, shall state the reasoning upon which the award rests and shall be final and binding on the parties. Any award shall be made and signed by at least a majority of the arbitrators. The parties shall undertake to carry out the award without delay.
(ii)The parties hereby waive any claim to exemplary, punitive, or similar damages in excess of compensatory damages, attorneys’ fees, costs, and expenses of arbitration, and the arbitral panel is not empowered to and shall not award exemplary, punitive, or similar damages in excess of compensatory damages and attorneys’ fees, costs, and expenses of arbitration.
(iii)The arbitral panel is expressly empowered to grant any remedy or relief not expressly prohibited herein available under applicable Law, including specific performance of this Agreement to the extent allowed by applicable Law, declaration of the validity, meaning, and effect of this Agreement and the rights or duties of the parties hereunder, and, to the extent allowed by applicable Law, prohibiting or mandating actions by a party with respect to the performance of this Agreement or matters arising out of or in connection therewith.
(iv)In its award, the arbitral panel may apportion the costs of arbitration between or among the parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the parties during the proceedings, and the result of the arbitration, including requiring one party to bear all or the majority of such costs.
(v)In the event that any party fails or refuses to participate in arbitration as provided herein, the arbitral panel is authorized to determine whether the failure to participate in the arbitration was due to the bad faith of a party, and if so may award to the other party or parties all costs associated with the arbitration, including attorneys’ fees and costs, arbitrator’s fees, and administrative fees.
(vi)Unless otherwise ordered by the arbitral panel as part of its award, each party shall bear its own costs and expenses and the costs of arbitration, and the fees and expenses of the arbitrators and of any expert or other assistance engaged by the arbitral panel shall be borne by the parties to the arbitration in equal shares.
(vii)The failure or refusal of any party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.
(viii)If any party fails to timely pay an advance on fees and costs ordered by the arbitral panel or the AAA within twenty (20) days after the date set for such deposit, that party shall be deemed to be in default. The arbitral panel or the AAA shall then determine whether the funds on deposit are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting party. If so, the proceeding will continue without the participation of the defaulting party, and the arbitral panel may enter an award on default. Prior to entering an award on default, the arbitral panel shall require the non-defaulting party to produce such evidence and legal argument in support of its contentions as the arbitral panel may deem appropriate. The arbitral panel may receive such evidence and argument without the defaulting party’s presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting party. If the non-defaulting party chooses not to make the requested deposit, the arbitral panel may suspend or terminate the proceedings.
(ix)In accepting appointment, the arbitrator(s) shall commit that their schedules permit them to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Dispute within the time periods set by this Agreement and by the AAA Rules.

(x)Any time limits set out in this dispute resolution agreement or in the AAA Rules may be modified upon written agreement of the parties and the arbitral panel or by order of the arbitral panel.
(xi)Any failure of the arbitral panel to satisfy such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.
(xii)In accordance with Section 10.15(a), at any time after submission of a written notice of arbitration, any party may request a court of competent jurisdiction to grant interim measures of protection: (i) to preserve the status quo pending resolution of the Dispute; (ii) to prevent the destruction of documents and other information or things related to the Dispute; (iii) to prevent the transfer, dissipation, or hiding of assets; and/or (iv) to aid the arbitral proceedings and the award. A request for such interim measures to a judicial authority shall not be deemed incompatible with or a waiver of a party’s right to arbitrate a Dispute.
(xiii)The parties agree that where two or more arbitrations are pending between the parties where common questions of law or fact exist, then, at the request of any party, the arbitral panel in the first-commenced arbitration may consolidate the arbitrations if it determines that common questions of law or fact exist.
(xiv)Unless the parties agree otherwise via a prior written agreement, the parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the arbitral panel, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a party.
(xv)The terms of this Section 10.14 shall survive the termination or expiration of this Agreement.
(f)Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.
(g)Provisional Remedies. Either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its right under this Agreement.
(h)Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 10.14(a) and 10.14(b) are pending. The parties shall take any actions necessary to effectuate this result.

Section 10.15Consent to Jurisdiction.
(a)By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, or over the enforcement of any arbitral award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral panel’s orders to that effect. For purposes of any judicial action pursuant to this clause: (i) each of the parties irrevocably and unconditionally consent and submit to the jurisdiction and venue of the United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York, or if such courts do not have jurisdiction, the Supreme Court of the State of New York, New York County (“New York Courts”); (ii) each of the parties irrevocably waives the right to a trial by jury in connection with any proceedings brought under this Section 10.15 and, to the fullest extent permitted by applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceedings brought under Section 10.15, including any claim that any such proceeding has been brought in an inconvenient forum.
(b)Each party will maintain at all times a duly appointed agent in the State of New York for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 10.03, with such service deemed effective on the fifteenth day after the date of such mailing.
Section 10.16Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Except as provided below, this Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, and any other purported assignment shall be null and void; provided, however, that any party hereto may assign its rights (but not its obligations) under this Agreement (including in the case of Purchaser the right to purchase some of the Transferred Assets) to one or more of its Affiliates; provided, further, that such party shall remain liable hereunder.
Section 10.17Preparation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
Section 10.18Specific Performance. Each party acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to any other aggrieved party, if such party fails to comply with any of its covenants or obligations under this Agreement that are to be performed prior to, on or following the Closing Date, and that in the event of any such failure, irreparable damage would occur and the aggrieved party shall not have an adequate remedy at law or in damages.

Therefore, each party consents to the granting of an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. Each of the parties hereto hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 10.19No Recourse.
(a)No past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or representative of Seller or its Affiliates shall have any liability for any Liabilities of Seller Parties under this Agreement or the agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except as expressly set forth herein or under any Other Transaction Document.
(b)No past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or representative of Purchaser or its Affiliates shall have any liability for any Liabilities of Purchaser under this Agreement or the agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except as expressly set forth herein or under any Other Transaction Document.
[Signature Pages Follow]

Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the date first above written.

PBF HOLDING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

MARTINEZ REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

TORRANCE REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Seifollah Ghasemi
	Name:	Seifollah Ghasemi
	Title:	Chairman, President, and
Chief Executive Officer

Signature Page to Asset Purchase Agreement